                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     /X/ Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     / / Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                               SEABOARD OIL CO.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                               SEABOARD OIL CO.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     / / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     /X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
          $3,132
- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
          Rule 13e-3 Transaction Statement
- --------------------------------------------------------------------------------
     (3) Filing Party:
          Seaboard Oil Co.
- --------------------------------------------------------------------------------
     (4) Date Filed:
          July 12, 1996
- --------------------------------------------------------------------------------

                                                      AMENDED PRELIMINARY COPIES

                              SEABOARD OIL CO.
                             3100 NORTH "A" STREET
                                   BUILDING B
                              MIDLAND, TEXAS 79705

                             _______________, 1996

Dear Stockholder:

        The Annual Meeting of Stockholders (the "Meeting") of Seaboard Oil Co. (the "Company") will be held at the offices of the Company, 3100 North "A" Street, Building B, Midland, Texas on September ____, 1996, commencing at 9:00 a.m., local time.


                 In addition to the election of Directors, stockholders will be asked to vote upon an Agreement and Plan of Merger dated as of June 28, 1996 (the "Merger Agreement") which provides for the acquisition of the Company by Seaboard Acquisition Partners, Inc. ("SAP") through a merger of a wholly owned subsidiary of SAP with and into the Company (the "Merger"). In the Merger, each outstanding share (the "Shares") of the Company's Common Stock, par value $.01 per share (other than Shares held by SAP, held by the Company as treasury stock or held by persons who choose to exercise their dissenters' rights described in the accompanying Proxy Statement) will be converted into the right to receive $9.75 in cash (the "Merger Consideration"). It is anticipated that the Merger will be effective as soon as possible after the Meeting, and that payment for Shares will be available immediately thereafter.



                 SAP owns approximately 72% of the Company's issued and outstanding Shares and presently intends to vote all such Shares in favor of the Merger. The Directors and officers of the Company have also advised the Company that they intend to vote the Shares owned by them (approximately 3.4 % of the outstanding Shares) in favor of the Merger. Since approval of the Merger requires only the approval of a majority of the Company's outstanding Shares, approval of the Merger is assured if SAP votes in its favor. Following the Merger, all of the capital stock of the Company will be held by SAP, and the present holders of the Shares will no longer have any equity interest in
the Company.   A special committee of the Board of Directors has received the opinion of Principal Financial Securities, Inc. ("PFS"), an investment banking firm, stating that the Merger Consideration is fair from a financial point of view to the stockholders of the Company other than SAP or its affiliates (collectively, the "Minority Stockholders"). A copy of the opinion is attached to the Proxy Statement as Appendix II. Stockholders are urged to read the Proxy Statement and such opinion in its entirety for a description of the procedures followed, the factors considered, the assumptions made, and the scope and limits of PFS's review in rendering the opinion.


                 Your Board of Directors has approved the Merger described in the attached material and has determined that it is fair to and in the best interests of the Company and the Minority Stockholders. After careful consideration, your Board of Directors recommends a vote in favor of the Merger. The Directors and Officers of the Company have certain conflicts of interest with respect to the Merger. See "SPECIAL FACTORS - CONFLICTS OF INTEREST" in the Proxy Statement accompanying this letter.

                 Accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a Proxy Statement relating to the actions to be taken by the Company's Stockholders at the Meeting, a Proxy Card, and the Company's Annual Report. The Proxy Statement more fully describes the Merger and includes additional information about the Company.

                 All Stockholders are cordially invited to attend the Meeting in person. However, whether or not you plan to attend the Meeting, please complete, sign, date and return your Proxy Card in the enclosed envelope. If you attend the Meeting, you may vote in person if you wish, even though you have previously returned your Proxy Card.

                                        Sincerely,

                                        Gary B. Gilliam
                                        President, Chief Financial Officer
                                        and Secretary

                                                      AMENDED PRELIMINARY COPIES



                                SEABOARD OIL CO.

                             3100 North "A" Street
                                   Building B
                             Midland, Texas  79705

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held September ___, 1996


To the Stockholders:

         The 1996 Annual Meeting of Stockholders (the "Meeting") of Seaboard Oil Co. (the "Company") will be held on _________, September ___, 1996, at 9:00 a.m., local time, at the Company's offices, 3100 North "A" Street, Building B, Midland, Texas 79705, for the purpose of considering and taking action upon the following matters:

         1. The Agreement and Plan of Merger (the "Merger Agreement") among Seaboard Acquisition Partners, Inc. ("SAP"), Seaboard Midland, Inc. and the Company dated June 28, 1996, pursuant to which a wholly owned subsidiary of SAP will merge with and into the Company (the "Merger"), and stockholders of the Company (other than SAP or persons who perfect their dissenters' rights under Delaware law) will receive $9.75 in cash for each share of Common Stock of the Company (the "Shares") all as more fully described in the accompanying Proxy Statement and in the Merger Agreement, a copy of which is attached to the Proxy Statement.

         2.   Election of six (6) Directors to serve until the earlier of:

              (a) the consummation of the Merger, or

              (b) if the Merger is not consummated, until the next Annual
                  Meeting or until their successors are elected and have qualified.

         3. Transaction of such other business that may properly come before the meeting or any adjournment thereof.


         The Board of Directors has fixed the close of business on August 9, 1996 as the record date for the determination of stockholders entitled to vote at the meeting and any adjournment thereof.



         A copy of the Merger Agreement is included as Appendix I to the accompanying Proxy Statement. If the Merger is consummated, holders of Shares who do not vote, vote against or abstain from voting on the adoption of the Merger Agreement and who perfect their statutory appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL") will have the right to seek appraisal of their Shares. See "DISSENTERS' RIGHTS" in the accompanying Proxy Statement for a statement of the rights of such stockholders and a description of the procedures required to be followed by stockholders to obtain appraisal of their Shares. The text of Section 262 of the DGCL is attached as Appendix IV to the accompanying Proxy Statement.


                                By Order of the Board of Directors,


                                Gary B. Gilliam
                                President, Chief Financial Officer and Secretary

Midland, Texas
__________, 1996

              PLEASE RETURN YOUR SIGNED AND DATED PROXY PROMPTLY.

         WE REQUEST THAT YOU SIGN AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE REGARDLESS OF WHETHER YOU INTEND TO BE PRESENT AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND AND YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AND PREFER TO VOTE IN PERSON.

                                                      AMENDED PRELIMINARY COPIES


                                PROXY STATEMENT





                                SEABOARD OIL CO.





         ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER ____, 1996





   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                  INTRODUCTION

TIME, DATE AND PLACE OF ANNUAL MEETING

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Seaboard Oil Co., a Delaware corporation (the "Company"), for use at the annual meeting (the "Meeting") of the Company's stockholders (the "Stockholders") to be held on ______, September _____, 1996, at 9:00 a.m., local time, at the Company offices, 3100 North "A" Street, Building B, Midland, Texas 79705 and at any adjournments thereof.

ELECTION OF DIRECTORS; PROPOSED MERGER

  In addition to the election of Directors, Stockholders will consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated June 28, 1996 (the "Merger Agreement") among the Company, Seaboard Acquisition Partners, Inc. ("SAP") and Seaboard Midland, Inc. ("SMI") .

  The Merger Agreement provides, subject to the approval of Stockholders at the Meeting, for the merger of SMI with and into the Company, with the Company being the surviving corporation (the "Merger"). Since SAP owns approximately 72% of the shares of common stock, $.01 par value (the "Common Stock"), of the Company (the "Shares") and has indicated its intention to vote in favor of the Merger, adoption of the Merger Agreement is assured if SAP votes in its favor. Pursuant to the Merger each outstanding Share (other than Shares held by the Company as treasury stock, Shares held by SAP or Shares held by Stockholders who do not vote in favor of the Merger Agreement and who perfect their appraisal rights under Section 262 of the General Corporation Laws of Delaware (the "DGCL"), will be converted into the right to receive $9.75 per share in cash (the "Merger Consideration"). A copy of the Merger Agreement is attached hereto as Appendix I.

RECORD DATE; VOTING


  The Board of Directors of the Company has fixed the close of business on August 9, 1996, as the Record Date (herein so called) for determining Stockholders who will be entitled to notice of and to vote at the Meeting. On the Record Date, there were 1,471,369 Shares outstanding and entitled to vote, held by approximately 2,122 holders of record.


  Holders of record of Shares are entitled to cast one vote per Share, either in person or by proxy, on each matter presented to the Stockholders at the Meeting. Approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding Shares. Assuming SAP votes its Shares in favor of the Merger Agreement, adoption of the Merger is assured. Approval of at least a majority of the Stockholders unaffiliated with SAP is not required for approval of the Merger.

  If a quorum is present, the affirmative vote of the holders of the plurality of the Shares entitled to vote is required to elect Directors. The Company's Certificate of Incorporation does not authorize cumulative voting for Directors. All other matters properly coming before the Meeting will be decided by the affirmative vote of a majority of the Shares represented at the Meeting, except as otherwise required by law or by the Company's Certificate of Incorporation or bylaws.

PROXIES

  Shares represented by properly executed proxies, unless previously revoked, will be voted at the Meeting in accordance with the instructions thereon. A Stockholder may revoke his proxy at any time before such proxy is voted by giving a later proxy or by giving written notice of such revocation to the Secretary of the Company at or prior to the Meeting. Attendance at the Meeting will not of itself constitute the revocation of a proxy.

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  If any proxies are received without any direction as to how Shares are to be voted, the Shares represented by such proxies will be voted for approval and adoption of the Merger Agreement, in favor of the nominees for Directors named herein and in the discretion of the persons named as proxies upon any other business that may properly come before the meeting or any adjournments thereof; provided, however, that such discretionary authority may not be used to vote for an adjournment if the proxy contains a vote against the Merger.


  The votes will be counted by one or more inspectors appointed by the Board of Directors, who will determine, among other things, the number of votes necessary for the Stockholders to take action in accordance with the foregoing requirements and the votes cast for and against, and votes withheld, with respect to each matter. With respect to such determinations, abstentions and broker non-votes will not be considered affirmative votes on a matter.
However, failure to indicate a vote or abstention on a properly executed proxy will be counted as an affirmative vote for the Merger and for the nominees named herein.

  The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies from Stockholders by telephone, telegram, or personal interview. Such persons will receive no additional compensation for such services.

OTHER MATTERS

  The executive offices of the Company are located at 3100 North "A" Street, Building B, Midland, Texas 79705, and its telephone number is (915) 684-7005.

  The information contained in this Proxy Statement with respect to SAP and SMI has been supplied by SAP. All other information, except as otherwise specified, has been supplied by the Company.

  This Proxy Statement and the enclosed proxy are first being mailed to Stockholders on or about _____________, 1996.


                    ----------------------------------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement. The following summary is not intended to be a complete description of the matters covered in this Proxy Statement and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement including the Appendices hereto. Stockholders are urged to read carefully the entire Proxy Statement, including the Appendices.


GENERAL


Time, Place and Date of the            The Meeting of Stockholders of the
Meeting . . . . . . . . . .            Company will be held at the executive
                                       offices of the Company at 3100 North "A"
                                       Street, Building B, Midland, Texas, on
                                       _____, September ____, 1996 at 9:00
                                       a.m., local time.


 Record Date . . . . . . . .           Holders of record of Shares at the close
                                       of business on August 9, 1996 are
                                       entitled to notice of and to vote at the Meeting. On that date, there were 1,471,369 Shares outstanding, including
                                       365,794 shares held by 2,115
                                       unaffiliated Stockholders. Each Share
                                       is entitled to cast one vote with
                                       respect to the Merger at the Meeting.
                                       See "INTRODUCTION - RECORD DATE;
                                       VOTING."



 Purpose of the Meeting;               At the Meeting, Stockholders will: (1)
 Quorum;                               vote on the election of six Directors;
 Vote Required . . . . . . .           and (2) consider and vote upon a proposal
                                       to adopt the Merger Agreement, a copy of
                                       which is attached as Appendix I to this
                                       Proxy Statement.  See "INTRODUCTION -
                                       ELECTION OF DIRECTORS; PROPOSED MERGER."
                                       The presence at the Meeting, in person or
                                       by proxy, of a majority of the
                                       outstanding Shares is necessary to
                                       constitute a quorum at the Meeting.
                                       Directors will be elected by a plurality
                                       of votes of Shares represented in person
                                       or by proxy.  The adoption of the Merger
                                       Agreement requires the affirmative vote
                                       of the holders of a majority of the
                                       outstanding Shares. SAP, which owns
                                       1,055,683 Shares constituting
                                       approximately 72% of the outstanding
                                       Shares as of the Record Date, has
                                       indicated that it intends to vote its
                                       Shares in favor of adoption of the
                                       Merger.  In addition, insiders and other
                                       affiliates of the Company own an
                                       additional 49,892 Shares constituting
                                       approximately 3.4% of the outstanding
                                       Shares (for a total of 1,105,575 Shares,
                                       or approximately 75%, held by SAP and the
                                       insiders and other affiliates), and such
                                       persons have expressed an intention to
                                       vote for the Merger.  See "Principal
                                       Holders of Securities" and "Election of
                                       Directors."   Unless SAP should change
                                       its intention, consummation of the Merger will be assured. Adoption of the Merger
                                       Agreement does not require the approval
                                       of a majority of the Shares held by
                                       Stockholders not affiliated with SAP,
                                       primarily because the unaffiliated
                                       stockholders holding a majority of such
                                       Shares have not attended or voted at, in person or by proxy, any of the Company's annual meetings since 1991 and the Company has no reason to believe holders of a majority of such shares will attend or vote at the meeting. See
                                       "Introduction -  Record Date; Voting."

 Structure of the Merger . .           Pursuant to the Merger Agreement, SMI, a
                                       wholly owned subsidiary of SAP, will
                                       merge with and into the Company with the
                                       Company being the surviving corporation
                                       as a wholly-owned subsidiary of SAP.
                                       Each outstanding Share (except those
                                       Shares held by the Company as treasury
                                       Shares or owned by SAP or by Stockholders
                                       who perfect their dissenters' rights
                                       under the DGCL), will be converted into
                                       the right to receive $9.75 in cash (the
                                       "Merger Consideration").  Each
                                       outstanding Share owned by SAP or held by
                                       the Company as treasury stock will be
                                       canceled without consideration.  See "THE
                                       MERGER   AGREEMENT - CONSIDERATION TO BE
                                       RECEIVED BY STOCKHOLDERS OF THE COMPANY."

 Plans for the Company After           Upon consummation of the Merger, SAP
 the Merger  . . . . . . . .           intends to continue the Company's
                                       existence and business as an independent oil and gas company. See "SPECIAL
                                       FACTORS - CERTAIN RESULTS OF MERGER."





Certain Effects of the                 As a result of the Merger, the entire
Merger   . . . . . . . . . .           equity interest in the Company will be
                                       owned by SAP. According to the terms of the Merger Agreement, each Share (except treasury shares, Shares owned by SAP, and Shares with respect to which dissenters' rights have been perfected) will be converted into the right to receive the Merger Consideration. As a result, the Shares will no longer represent an equity interest in the Company and will no longer share in future earnings or losses of the Company, the risks associated with such earnings and losses, or the potential to realize greater value in the event that strategic acquisitions, divestitures or other extraordinary corporate transactions are pursued by the Company in the future. Neither the Company nor SAP have any ongoing negotiations or intentions to acquire any other companies, divest any significant assets of the Company or engage in any other extraordinary corporate transactions in the foreseeable future.
                                       Following the Merger, the Company intends to continue its current business strategy, including without limitation, exploratory and development drilling and pursuing acquisitions of oil and gas properties in the ordinary course of business. Following the Merger, the
                                       Common Stock will be eligible for
                                       termination of registration under the
                                       Securities Exchange Act of 1934 (the
                                       "Exchange Act"), and the Company will no longer be obligated to file reports under the Exchange Act. See "SPECIAL
                                       FACTORS - CERTAIN RESULTS OF MERGER."

Recommendation of the                  The Special Committee (herein so called),
Special Committee and the              consisting of three Directors of the
Board of Directors  . . . .            Company (Edward E. Runyan, Robert L.
                                       Hollis and Gary B. Gilliam) who are not
                                       officers, directors or equity owners of
                                       SAP, has unanimously concluded that the
                                       Merger, including the price of $9.75 in
                                       cash for each Share, is fair to and in
                                       the best interests of the Stockholders
                                       other than SAP (the "Minority
                                       Stockholders"), and recommended approval of the Merger to the Board. The Special
                                       Committee's recommendation is based upon the following factors, among others: (i) the opinion of Principal Financial
                                       Securities, Inc., dated June 5, 1996;
                                       (ii) the Committee's determination that
                                       the Merger Consideration represents a
                                       fair price given the Company's recent
                                       results and future prospects; (iii) the
                                       illiquidity of the Shares; and (iv) the
                                       fact that the Merger Consideration
                                       represents a significant premium in
                                       relation to the historic price of the
                                       Common Stock.  After considering the
                                       recommendation of the Special Committee, the Board of Directors unanimously approved the Merger Agreement and recommends that Stockholders vote FOR the proposal to adopt the Merger Agreement.
                                       Although no member of the Special
                                       Committee owns any interest in, or has
                                       any affiliation with, SAP, Edward E.
                                       Runyan and Robert L. Hollis are the son
                                       and brother-in-law, respectively, of E.E.
                                       Runyan, the president and a stockholder
                                       of SAP, and Gary B. Gilliam, the
                                       President of the Company, is expected to continue his employment with the Company following the Merger. See "SPECIAL
                                       FACTORS - BACKGROUND OF THE MERGER,"
                                       "SPECIAL FACTORS - RECOMMENDATIONS OF THE
                                       SPECIAL COMMITTEE AND THE BOARD,"
                                       "SPECIAL FACTORS - CONFLICTS OF
                                       INTEREST," AND "SPECIAL FACTORS -
                                       PROCEDURAL FAIRNESS."


Opinion of Financial Advisor           Principal Financial Securities, Inc.
                                       ("PFS"), an independent investment
                                       banking firm, has delivered its opinion
                                       to the Special Committee dated June 5,
                                       1996 that the Merger is fair to the
                                       Minority Stockholders from a financial
                                       point of view. A copy of such opinion is attached hereto as Appendix II. See
                                       "SPECIAL FACTORS - OPINION OF FINANCIAL
                                       ADVISOR."

 Interests of Certain Persons          Mr. E.E. Runyan (Chairman of the Board,
 in the Merger . . . . . . .           Chief Executive Officer and a Director of
                                       the Company) is a stockholder, officer
                                       and director of SAP, and Messrs. Robert
                                       L. Marolda and Edward P. Bliss (Directors of the Company) are officers and directors of SAP. It should also be noted that while the Company's remaining
                                       Directors are not affiliated with  and
                                       own no interest in SAP, Edward E. Runyan and Robert L. Hollis are the son and brother-in- law, respectively, of E.E.
                                       Runyan and Gary B. Gilliam is employed by the Company and is expected to be employed by the Company following the Merger. See "SPECIAL FACTORS - CONFLICTS
                                       OF INTEREST."  In addition, all of the
                                       current executive officers and directors of the Company (6 persons) will receive as a result of the Merger an aggregate of $1,114,297 (those greater than $100,000 being E.E. Runyan, $300,710; Robert L.
                                       Marolda, $198,132; Robert L. Hollis,
                                       $188,382: Edward P. Bliss, $176,438; and
                                       Gary B. Gilliam, $157,162).  $486,447 of
                                       such amount will be Merger Consideration paid for Shares owned by such persons and $627,850 will be paid in exchange for the cancellation of stock options and other rights to receive shares of Common Stock under the Company's employee benefit plans. See "THE MERGER AGREEMENT -
                                       CONSIDERATION TO BE RECEIVED BY
                                       STOCKHOLDERS OF THE COMPANY" AND
                                       "REMUNERATION OF MANAGEMENT - EMPLOYEE
                                       BENEFIT PLANS."  Such persons will also
                                       continue in their current positions as
                                       officers and directors of the Company
                                       following the Merger on the same terms as are currently in place. There are no employment agreements between the Company and its executive officers. Other than as specified herein, such persons do not receive any other benefits as a result of the Merger. The benefits to be received by such persons were not considered by the Board of Directors to be a material factor in the approval of the Merger.


 Federal Income Tax                    The receipt of cash for Shares in the
 Consequences  . . . . . . .           Merger (or pursuant to the exercise of
                                       dissenters' rights) will be a taxable
                                       transaction for federal income tax
                                       purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and also may be a taxable transaction under applicable state, local and other tax laws. See "SPECIAL FACTORS - CERTAIN
                                       FEDERAL INCOME TAX CONSEQUENCES OF THE
                                       MERGER."

 Financing of the Merger . .           The total amount of funds required to pay
                                       the Merger Consideration to the Minority
                                       Stockholders and the consideration for
                                       cancellation of options and other
                                       employee benefit plan rights, as well as to pay related Company fees and expenses in connection with the Merger, is expected to be approximately $5.1 million. These funds will be provided from a credit arrangement with Texas
                                       Commerce Bank pursuant to the Commitment attached hereto as Appendix III, and from the Company's general working capital.
                                       See "FINANCING OF THE MERGER."

 THE MERGER AGREEMENT

 Effective Time of the Merger          The Merger will become effective upon the
                                       filing of a Certificate of Merger with
                                       the Secretary of State of Delaware or at
                                       such time as is specified in such
                                       Certificate of Merger (the "Effective
                                       Time").  The filing will occur after all
                                       conditions to the Merger contained in the
                                       Merger Agreement have been satisfied or
                                       waived.  The Company, SAP and SMI
                                       anticipate that the Merger will be
                                       consummated as promptly as practicable
                                       following the Meeting.   See "THE MERGER
                                       AGREEMENT - EFFECTIVE TIME OF THE
                                       MERGER."

Conditions to Consummation             The respective obligations of the
of the Merger . . . . . . .            Company, on the one hand, and SAP and
                                       SMI, on the other hand, to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of certain conditions, including the following material conditions (i) adoption of the Merger Agreement by the holders of a majority of the outstanding
                                       Shares at the Meeting, (ii) the absence
                                       of any injunction or other order that
                                       would prevent consummation of the Merger,
                                       (iii) the receipt of all other required
                                       authorizations, consents and approvals of governmental authorities and third parties, (iv) the performance of and compliance with all agreements and obligations of the parties under the Merger Agreement and (v) the material truth and correctness of all representations and warranties of the parties to the Merger Agreement.



                                       The obligations of SAP and SMI to
                                       consummate the Merger are further subject to certain additional conditions, including the following material conditions (i) SAP having entered into a credit arrangement with the Company and Texas Commerce Bank for a sum sufficient to pay the Merger Consideration and other payment obligations in accordance with the commitment attached hereto as Appendix III; (ii) the number of Shares with respect to which the holders thereof have exercised their dissenters' rights not exceeding 10% of the total number of Shares outstanding; and (iii) no occurrence of a material adverse change in the business, financial condition, operations or results of operations of the Company.



                                       The Company's obligation to consummate
                                       the Merger is further subject  to the
                                       receipt by the Special Committee, on the closing date for the Merger (if requested by the Special Committee in its sole discretion), of an opinion (or a confirmation of such an opinion delivered at an earlier date) of PFS, dated as of such closing date, to the effect that the Merger Consideration is fair, from a financial point of view, to the Minority Stockholders. In determining whether to request such an opinion or confirmation, the Special Committee will consider many factors, including the number of Shares held by Minority Stockholders voted for and against the Merger and the number of Shares with respect to which dissenters' rights have been exercised.

                                       The conditions identified above include
                                       all of the material conditions of the
                                       Merger. All such conditions are
                                       waivable, and the Company, SAP and
                                       Seaboard Midland anticipate that all
                                       the conditions will be satisfied, or if
                                       not satisfied, waived by the appropriate party. If PFS is unable, upon request of the Special Committee, to deliver an opinion or confirmation at closing, and that condition is not waived by the Company, the Merger Agreement will be terminated and no Merger Consideration will be paid to the Stockholders. In determining whether to waive that condition, the Board of Directors will consider many factors, including the best interests of the Company and the Minority Stockholders. See
                                       "-TERMINATION OF THE MERGER AGREEMENT"
                                       AND "THE MERGER AGREEMENT - CONDITIONS
                                       TO CONSUMMATION OF THE MERGER."



Termination of the Merger              The Merger Agreement may be terminated
Agreement . . . . . . . . .            and the Merger may be abandoned at any
                                       time before the Effective Time
                                       (notwithstanding approval of the Merger
                                       Agreement by the Stockholders of the
                                       Company, including approval of the
                                       Minority Stockholders owning a majority
                                       of the Shares held by Minority
                                       Stockholders) by mutual written consent
                                       of the Company, SAP and SMI, and by
                                       either the Company or SAP upon the
                                       occurrence of certain events described
                                       under "THE MERGER AGREEMENT -
                                       TERMINATION."  If the Merger is
                                       terminated, the stockholders will likely be subject to a continuation of the limited, but volatile, market for the Shares. See "Special Factors -
                                       Background of the Merger" and "Stock
                                       Prices and Dividends".

 Amendments to the Merger              The Merger Agreement may not be amended
 Agreement . . . . . . . . .           before the Effective Time except by
                                       action of the Company, SAP and SMI set
                                       forth in a written instrument signed on
                                       behalf of each of the parties. The Board of Directors may not authorize an amendment on behalf of the Company unless it receives the recommendation of the Special Committee to do so. After adoption of the Merger Agreement by the Stockholders of the Company at the Meeting and without the further approval of the Stockholders, no amendment to the Merger Agreement may be made that will change (i) the Merger Consideration, or
                                       (ii) any other terms and conditions of
                                       the Merger Agreement if any of such
                                       changes would adversely affect the
                                       Stockholders of the Company.  See "THE
                                       MERGER AGREEMENT - AMENDMENTS."



Dissenters' Rights  . . . .            Holders of Shares who follow the
                                       procedures set forth in Section 262 of
                                       the DGCL will be entitled to have their
                                       Shares appraised by the Delaware Chancery
                                       Court and to receive payment in cash of
                                       the "fair value" of such Shares.  A
                                       holder of Shares wishing to exercise such
                                       holders' appraisal rights must strictly
                                       comply with the provisions of Section 262
                                       of the DGCL, including, but not limited
                                       to, (i)  voting against, abstaining or
                                       not voting with respect to the adoption
                                       of the Merger Agreement, and (ii)
                                       delivering to the Company, before the
                                       vote on the Merger Agreement at the
                                       Meeting, a written demand for appraisal
                                       of such holder's Shares.  Any Stockholder
                                       contemplating the exercise of dissenters'
                                       rights should carefully review Section
                                       262 of the DGCL, particularly the
                                       procedural steps required to perfect
                                       dissenters' rights.  See "DISSENTERS'
                                       RIGHTS" and Appendix IV, which   contains
                                       the text of Section 262 of the DGCL.


 Exchange of Certificates  .           If the Merger is consummated, the Company
                                       will send instructions to Stockholders
                                       regarding the surrender of stock
                                       certificates.  Stockholders should NOT
                                       submit any stock certificates at the
                                       present time.  See "THE  MERGER AGREEMENT
                                       - EXCHANGE OF STOCK CERTIFICATES."

SUMMARY SELECTED FINANCIAL DATA




                                                                                                             PRO FORMA
                                                                                                        SEABOARD ACQUISITION
                                                                                                          PARTNERS, INC. (1)
                                             THREE MONTHS                                             --------------------------
                                            ENDED JUNE 30,             YEARS ENDED MARCH 31,          THREE MONTHS    YEAR ENDED
                                           -----------------       ------------------------------     ENDED JUNE 30,   MARCH 31,
                                           1996         1995       1996       1995           1994         1996           1996
                                           ----         ----       ----       ----           ----     --------------  ----------
                                            (unaudited)                                                       (Unaudited)
 STATEMENT OF OPERATIONS DATA:                          (in thousands, except ratios and per share data)

 Operating revenues                     $ 1,723      $ 1,518    $ 6,048    $ 4,366        $ 3,750         $ 1,725      $ 6,048

 Operating income                           402          520      1,571        613            161             402        1,657
 Net income                                 480          612      1,801        824            207             482        1,888

 Net income available
   to common shareholders                   480          612      1,801        824            207             482        1,888
 Preferred stock dividends                  --           --         --         --             --               --           --

 Common stock dividends                     --           --         --         --             --               --           --

 Earnings per common share
    Primary                              $ 0.33       $ 0.41     $ 1.22     $ 0.68         $ 0.27         $ 48.20(2)   $188.80(2)

    Fully diluted                           N/A          N/A        N/A        N/A            N/A             N/A          N/A

 Ratio of earnings to fixed            192.93:1      98.03:1    91.05:1    31.52:1         8.39:1        161.67:1      83.09:1
 charges



 BALANCE SHEET DATA (AT PERIOD
 END):
 Current assets                         $ 5,130      $ 3,133    $ 4,587    $ 4,461        $ 1,579         $   714

 Total assets                            15,572       13,804     14,919     13,750          8,860           9,450
 Current liabilities                        663          472        511      1,030            274             663

 Long-term obligations                      --           --          --         --             --             193

 Total stockholders' equity              14,909       13,332     14,408     12,720          8,586           8,594


 Book value per common share             $10.13       $ 8.96     $ 9.82     $ 8.55         $11.45         $859.40(2)



- ------------------------------



(1) Pro Forma financial information for SAP is provided as if the Merger had been completed as of June 30, 1996 and at the beginning of fiscal 1996.



(2) Based on 10,000 shares of common stock of SAP outstanding as of June 30, 1996 and the periods ended June 30, 1996 and March 31, 1996.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  The Company was organized in 1988 (under the name Mid-America Resources, Inc.) for the purpose of acquiring and consolidating the assets of Mid-America Petroleum, Inc. and certain of its subsidiaries (collectively "MAP"), as well as 20 oil and gas partnerships of which MAP served as general partner (collectively, the "Partnerships"). MAP and the Partnerships were the subject of a consolidated bankruptcy proceeding in the United States Bankruptcy Court for the Northern District of Texas. A Reorganization Plan was confirmed in February 1989. The Company received the Final Decrees closing the bankruptcy proceeding for MAP and the Partnerships during September 1991 and April 1992, respectively.

  In connection with the Reorganization Plan, Richland Resources Corporation ("RRC"), the Plan proponent, was issued 100,000 shares of the 8% cumulative convertible preferred stock (the "Preferred Stock") of the Company. Although prior to its bankruptcy MAP was a privately held entity, the majority of the Partnerships were publicly held pursuant to registration statements which had been filed with the Securities and Exchange Commission in connection with the sale of limited partnership interests therein. The unsecured creditors of MAP and the Partnerships and the limited partners of the Partnerships were issued Common Stock of the Company to complete the Plan, which resulted in the creation of thousands of "involuntary" stockholders of the Company. The Common Stock was registered, and the Company became a public company, under the Exchange Act pursuant to a Form 10 filed in July 1990.


  In January 1991, SAP acquired from RRC all of the Preferred Stock which automatically converted into Common Stock in March 1992 . Giving effect to the conversion, the purchase price per share for the 228,391 shares of Common Stock acquired by SAP from RRC was $9.48, for an aggregate purchase price of $2,164,000. Subsequently, SAP made a tender offer for shares of Common Stock at an offering price of $5.50 per share, and acquired 125,843 shares as a result of that tender offer. Following the conversion and the tender offer, SAP owned approximately 45% of the Common Stock then outstanding. Effective September 15, 1992, the Company's name was changed to its present name. SAP also acquired an additional 701,449 shares of Common Stock at $4.61 per share pursuant to a rights offering by the Company in 1994, increasing its ownership percentage to in excess of 70% of the outstanding Common Stock.


  Since the Company became a public company, the Shares have failed to attract any active trading market. The Shares have been quoted on the Nasdaq "small cap" market, and have consistently failed to meet the criteria for listing on any more recognized exchange. Trading activity in the Shares has been extremely light, as shown in the following table.


                     FISCAL YEAR ENDED                NUMBER OF SHARES TRADED
                     -----------------                -----------------------
                       March 31, 1996                          62,580

                       March 31, 1995                         154,554

                       March 31, 1994                         131,213

                       March 31, 1993                          84,041


  In addition to the absence of any active trading market, the Shares have traded in a relatively narrow range of $3.50 to $6.50 over this four year period. Because of the "involuntary" nature of many of the original stockholders, several stockholders have been permanently "lost" since mailings by the Company to such persons have been returned to the Company by the postal service for several years, and their Shares have already been abandoned to various state officials pursuant to applicable abandoned property laws. Currently, the Company's transfer agent indicates that, of approximately 2,137 stockholders of record, an additional 46 (holding about 4,964

Shares) are also lost. If the Merger is approved, the Merger Consideration to be paid with respect to shares held by the "lost" stockholders will be paid to appropriate public officials pursuant to applicable abandoned property laws.
See "THE MERGER AGREEMENT - EXCHANGE OF STOCK CERTIFICATES."   An additional
1,262 Stockholders, representing 3.3% of the outstanding Shares, are holders of "odd lots" (ownership of less than 100 shares). In 1991, the Company conducted an odd-lot tender offer at an offering price of $5.50 per share to provide an opportunity for the stockholders holding fewer than 100 Shares to dispose of such Shares when very little public market existed for the Shares and to reduce the Company's costs associated with stockholder communication. The Company acquired a total of 31,125 shares of Common Stock pursuant to the odd-lot tender offer. Given the Company's historic stock trading volume, the Shares owned by the odd lot holders are effectively illiquid.


  The combination of low trading volume and the limited number of market makers
(2) for the Common Stock result in precipitous changes in the price of the Common Stock. For example, the Wall Street Journal reported that on March 26, 1996 a total of 100 Shares were traded. The 100 Shares traded resulted in a decrease of the Common Stock's closing price from $6.25 to $5.00, or a decrease of 20%. Similarly, in May 1996, approximately 2,400 Shares were traded in three transactions, over a 5 day period, resulting in an aggregate increase in the closing price for the Common Stock from $5.25 to $8.00, a 52% increase based upon transactions involving only approximately 0.2% of the outstanding Shares. The Company believes such extreme percentage fluctuations on insignificant volume simply provides further evidence that effectively there exists no meaningful market for the Common Stock which is reflective of the Company's underlying value.


  The Company estimates that it spends approximately $100,000 on an annual basis on costs solely related to complying with requirements of being a publicly held entity, including legal, accounting, outside engineering, printing and mailing costs, without regard to the Company's internal general and administrative expenditures. Given: (1) SAP's approximate 72% ownership of the Shares; (2) the limited trading activity in the Shares; (3) the lack of any foreseeable event that would change the trading pattern for the Shares; and (4) the cost associated with remaining a publicly held entity, the Board of Directors authorized the creation of the Special Committee in February 1996 to explore a "cash merger" pursuant to which: (a) the Minority Stockholders could receive cash which was more representative of the value of their Shares than the values consistently reflected by the securities market; and (b) the cost and expense of being a publicly held entity would be eliminated.



  Both the Company and SAP believe that the value of the Company, on a per Share basis, is greater than the price established by the limited market activity of the Common Stock. See "STOCK PRICES AND DIVIDENDS." For the past several years, the market price has not changed materially in response to changes in the Company's business and operations or general conditions in the oil and gas industry. For example, the Company's oil and gas reserves have been increased without the Company incurring any long-term debt, earnings per share have generally increased over the period, and the price for oil and gas has fluctuated significantly, both up and down, all with little or no change reflected in the market price of the Common Stock. In addition, the book value per share has historically been higher than the market price. The Merger Consideration represents a significant premium over the historic market price, which is approximately $5.25 per share, see "STOCK PRICES AND DIVIDENDS," and is higher than the average equity book value per share for fiscal years ended 1996 and (estimated) 1997 of $9.06 as determined by PFS. PFS calculated the value of the Company utilizing a variety of methods of valuation, and determined that $9.75 per share was a fair value. See "- OPINION OF FINANCIAL ADVISOR." The Company and SAP have no reason to believe that such value does not represent a fair value. See "-RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD" AND "-ANALYSIS OF SAP AND SEABOARD MIDLAND."



  The Special Committee considered the factors discussed above and the potential terms of the Merger. As part of its analysis, the Special Committee sought the assistance of an investment banking firm in determining the fair value of the Shares. The Special Committee met with four investment banking firms from March 14, 1996 to March 21, 1996. Some of the criteria used by the Special Committee in selecting an investment banker included the valuation method(s) utilized by each firm, the assumptions made, the firm's qualifications and the costs and fees charged by the firm. As a result of this process, the Special Committee selected PFS to provide an opinion as to the fairness of the Merger, from a financial point of view, to the Minority Stockholders. The Special Committee selected PFS on the basis of many factors, including: the other small public oil and gas companies PFS used in its comparative market analysis; the initial price range preliminarily provided by PFS was similar to such range provided by a majority of the other firms; the willingness of PFS to analyze the transaction as proposed; and the relatively low costs and fees charged by PFS when compared to other firms. The Special Committee entered into an engagement letter with PFS on May 2, 1996, and PFS delivered an oral report to the Special Committee on June 5, 1996, and a written opinion dated June 5, 1996. A copy of that opinion is attached hereto as Appendix II.



  The Company considered a possible reverse stock split, a tender offer or a merger as alternates to remedy the market liquidity problems outlined above. A "cash merger" was selected because it was the only method which would, by its terms, result in the Company becoming private and eliminate the costs of being public and the illiquidity of the Shares. The other alternatives might or might not have had the desired results, depending upon various factors. The Company has had few contacts with unaffiliated parties concerning a possible acquisition of the Company, primarily because of SAP's desire to retain at least a majority ownership interest in the Company. Generally, such unaffiliated parties are not interested in acquiring a non-majority interest in the Company, which is all that is available given SAP's desire to retain at least a majority interest. Pursuant to the Merger Agreement, the Company generally cannot actively solicit other possible bidders, which may also have the effect of discouraging unaffiliated parties from pursuing an acquisition of the Company. However, the Company has the right to terminate the Merger Agreement and enter into a Competing Transaction (as hereinafter defined) in the event the Special Committee determines in good faith that the Competing Transaction is more favorable than the Merger to the Stockholders of the Company. See "THE MERGER AGREEMENT - OTHER POTENTIAL BIDDERS" AND "THE MERGER AGREEMENT - TERMINATION." This provision is included in the Merger Agreement in part to protect the Minority Stockholders if a more favorable transaction becomes available. As a result of the foregoing, there were few, if any, alternatives for the Company to consider in determining a course of action beneficial for the Company and its Stockholders.



CERTAIN FINANCIAL PROJECTIONS



  The Company does not, as a matter of course, publicly disclose projections as to future revenues, earnings or other financial information. Certain projections (the "Projections") were prepared by management of the Company and furnished to its directors, the Special Committee and PFS in the course of the Special Committee's and the Board's consideration of the Merger. The Projections were used by PFS in connection with its evaluation of the Merger, and are included herein only to provide Stockholders with information used by the Board, the Special Committee and PFS in evaluating the Merger. The Projections are not included in this Proxy Statement to induce any Stockholder to vote for the authorization and adoption of the Merger Agreement. None of the Company, or any of its financial advisors or any of their respective directors or officers, assumes any responsibility, as a result of the inclusion of the Projections in this Proxy Statement, for the accuracy of the Projections. The Projections were based upon a variety of assumptions, including those set forth below. Such assumptions involve judgments with respect to, among other things, future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. While the Company believes that the assumptions underlying the Projections were reasonable when made, the Projections include fiscal 1997 results that are not reasonably achievable if certain drilling prospects are uneconomical or result in dry holes. The oil and gas industry is volatile and risky in nature and the Company's operating income and cash flow can be impacted significantly by changes in oil and gas prices having a material effect on profitability; any projections must accordingly be deemed inherently unreliable. Therefore, it is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than projected results.



  The Projections below were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission (the "Commission"), nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The Projections do not purport to present operations in accordance with generally accepted accounting principles and have not been audited, compiled or otherwise examined by KPMG Peat Marwick LLP ("Peat Marwick"), the Company's independent accountants, or by any other independent accountants. Accordingly, neither Peat Marwick nor any other independent accountants assume responsibility for the Projections presented below.



  Set forth below is certain projected consolidated income statement information for the year ending March 31, 1997 and certain projected consolidated balance sheet information as of March 31, for the year ending March 31, 1997, under three different scenarios with different oil prices being assumed. Oil and gas prices have historically been subject to significant fluctuation, and the prices assumed for purposes of the following information may be significantly higher or lower than the actual prices received by the Company for its production. The significant assumptions underlying the Projections are described in the notes following the Projections. The Projections were prepared several months ago and must be reviewed in light of the Company's more recent financial performance. The Projections do not take into account the consummation of the Merger.



  AS A GENERAL MATTER, THE PROJECTIONS ARE FORWARD LOOKING STATEMENTS AND ACTUAL RESULTS COULD DIFFER MATERIALLY AS A RESULT OF ANY OR ALL OF THE FACTORS AFFECTING THE COMPANY'S BUSINESS THAT HAVE BEEN IDENTIFIED ELSEWHERE IN THIS PROXY STATEMENT OR IN OTHER INFORMATION CONCERNING THE COMPANY WHICH IS PUBLICLY AVAILABLE.



  THE PROJECTIONS SET FORTH BELOW ARE INCLUDED SOLELY BECAUSE SUCH PROJECTIONS WERE CONSIDERED BY THE SPECIAL COMMITTEE AND THE BOARD IN THE COURSE OF THEIR EVALUATION OF THE MERGER, AND BY PFS IN ITS EVALUATION OF THE COMPANY AND THE MERGER. READERS ARE STRONGLY CAUTIONED THAT THE PROJECTIONS SHOULD NOT BE RELIED UPON AS A CURRENT ESTIMATE BY MANAGEMENT OF PROJECTED OPERATING RESULTS.

                                                    Projections for the year ending March 31, 1997
                                                    ----------------------------------------------
                                                                   Oil Pricing Scenarios
                                                    ---------------------------------------------
                                               Posted Price            Posted Price          Posted Price
                                                $15.00/bbl              $16.50/bbl            $18.00/bbl
                                               -----------              -----------           -----------
 Revenues                                      $ 6,016,000              $ 6,694,000           $ 7,069,000

 Expenses                                        4,682,000                4,854,000             4,945,000
                                               -----------              -----------           -----------

 Net Income                                      1,334,000                1,840,000             2,124,000
 Depreciation, depletion and
   amortization                                  1,906,000                1,906,000             1,906,000
                                               -----------              -----------           -----------

 Total Cash Flow                                 3,240,000                3,746,000             4,030,000
 Less: Capital Expenditures                      3,370,000                3,370,000             3,370,000
                                               -----------              -----------           -----------

 New Cash Flow                                 $  (130,000)             $   376,000           $   660,000
                                               ===========              ===========           ===========


 Working Capital                               $ 3,654,000              $ 4,331,000           $ 4,687,000
 Total Assets                                  $16,083,000              $16,760,000           $17,116,000

 Stockholder's equity                          $15,566,000              $16,243,000           $16,599,000

 Oil and Gas Production (BOE)                      404,000                  404,000               404,000


NOTES TO CERTAIN FINANCIAL PROJECTIONS



Assumptions used in formulating the Projections included the following (certain oil and gas terms are defined under "Business of the Company"):



(1) Oil pricing based on $15.00, $16.50 and $18.00 West Texas Intermediate Sweet plus applicable bonus or deduction per producing field at December 31, 1995.



(2)  Gas pricing based on $1.60 per mcf.



(3) Expenses were projected based on a percentage of revenues basis from the nine month average ended December 31, 1995.



(4) The projections assume that no dry holes are drilled and that no leasehold costs are impaired.



(5) Production volumes based on current volume at December 31, 1995 less applicable decline ratios per field plus expected drilling results, resulting in an assumed increased of approximately 9.5%. Actual production may be higher or lower than the projection.


OPINION OF FINANCIAL ADVISOR

  PFS is a national investment banking firm providing a wide range of financial and brokerage services. PFS regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions
and for other purposes.   There is, and has been for in excess of two years, no
material relationship between PFS and the Company or its affiliates other than with respect to the engagement described herein.


  In connection with its opinion, PFS did not independently verify the accuracy or completeness of publicly available information and information provided by the Company. PFS did not obtain independent appraisals nor did it conduct physical inspection of the properties, assets or liabilities of the Company.
No limitations were imposed by the Company on PFS with respect to the investigations made or procedures followed by PFS in rendering its opinion. In connection with rendering its opinion, PFS reviewed certain information provided to it by the Company, including the Projections, met with the Company's management to discuss the businesses and prospects of the Company, and was provided an initial estimated price per share by SAP. In addition, PFS considered certain publicly available business and financial information related to the Company and certain financial and stock market data of the Company, and compared that data with similar data for other publicly held companies in businesses similar to those of the Company, and considered the financial terms of certain other business transactions which have recently been effected. PFS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deem relevant. Based upon its analysis of the Company and the Shares, PFS has delivered its opinion that the Merger is fair, from a financial point of view, to the Minority Stockholders. A copy of the opinion is attached hereto as Appendix II.



  In arriving at its opinion, PFS used five separate analyses including discounted cash flow analysis, comparable reserve acquisitions analysis, comparable companies trading analysis, book value per share, and premiums that were paid to acquire residual interest by a majority shareholder. The following describes each method in summary. PFS made an oral report of the following analyses to the Special Committee and the Committee conducted a brief independent review of the methodologies and assumptions used by PFS.



  Discounted Cash Flow ("DCF") Analysis. PFS performed a DCF analysis pursuant to the present value of the future after-tax cash flows of the Company's proved reserves for the period from fiscal 1997 to 2019. In its analysis PFS used discount rates of 10%, 12%, 14%, 16% and 18%. PFS then adjusted the equity value ranges to account for certain assets and liabilities of the Company that were not included as part of such analysis. PFS performed three cases using different pricing forecasts based on the average closing strip prices as quoted in the May 31, 1996 Wall Street Journal for Light Sweet Crude Oil and Natural Gas for the Company's fiscal year end March 31, 1997. In the downside case, prices were held constant. For the base case, beginning in 1998, crude oil prices were escalated at 2.5% per year and gas prices at 3.0% per year. For the high case, beginning in 1998, crude oil prices were escalated at 3.5% per year and gas prices at 5.0% per year. Production data was provided to PFS by the Company in an independent reserve report prepared for the Company by Joe C. Neal & Associates as of March 31, 1996. Lease operating costs were based on the Joe C. Neal & Associates reserve report and escalated at 2.5% per year beginning in 1997. General and administrative expenses were assumed to be 12.5% of revenues per year. The assumed tax rate was 34% and taxes were calculated giving effect for net operating loss carryforwards of approximately $9 million and alternative minimum tax carry forwards available to the Company. Based on these assumptions PFS calculated an approximate imputed equity value range for the Company of $7.77 to $10.53 per share.



  Comparable Reserve Acquisitions Analysis. In calculating the relative value of the Company's oil and gas reserves, PFS examined comparable oil and gas reserve acquisition transactions that occurred during 1994 and 1995 in the Mid-Continent region of the United States as reported by John S. Herold, Inc., an independent petroleum research company that tracks such data. There were 28 such transactions that occurred during the aforementioned period with a mean purchase price of $4.49 per oil barrel of equivalent reserves. PFS applied a multiple range of $4 to $5 per oil barrel of equivalent (approximately $.50 above and below the average) to the Company's proved reserves as provided to PFS by the Company. PFS then adjusted the equity value ranges to account for certain assets and liabilities of the Company that were not included as part of such analysis. Based on this analysis, PFS calculated an approximate imputed equity value range for the Company of $8.44 to $9.89 per share.

  Comparable Companies Trading Analysis. Under this method, PFS examined nine companies PFS believed to be comparable to the Company on various financial and operational parameters. The comparable companies included were Abraxas Petroleum, Alamco, Inc., Bellwether Exploration Company, Coho Energy, Columbus Energy, Mallon Resources, Maynard Oil, Unit Corporation, and Wiser Oil (the "Comparable Companies"). With respect to the Comparable Companies, PFS analyzed, among other things, current market value multiples relative to proved reserves, operating cash flows, after-tax cash flows, and pre-tax cash flows under the standard established by the Commission for discounted present value of proved reserves. PFS then established a trading range for each data point based on its analysis of the Comparable Companies and multiplied the Company's relative data provided to PFS by the Company to establish a relative value.
PFS then averaged these implied relative market values. Based on this analysis, PFS calculated an approximate imputed equity value range for the Company of $11.79 to $13.79 per share.



  Book Value per Share. PFS examined the book value per share as it related to a premium or discount to the value per share of the transaction. The average equity book value for fiscal year end 1996 and estimated fiscal year end 1997 is $9.06 per share.



  Premiums Paid for Residual Interest Analysis. Under this method, PFS examined transactions whereby a majority shareholder acquired the residual interest it did not own in the company. According to Securities Data Company, Inc., an independent research company, from 1987 to May 1996 thirteen such transactions occurred in the oil and gas industry with an average 30% premium paid over the trading price four weeks prior to announcement. PFS applied the 30% premium to the Company's average Bid / Ask trading price four weeks prior to the merger offer by SAP to the Company, June 5, 1996. Based on this analysis, PFS calculated an approximate imputed equity value for the Company of $7.80 per share.



  PFS has indicated in its opinion that Stockholders cannot rely upon the opinion to support claims against PFS arising under state law. The availability of such a defense asserted by PFS will be resolved by a court of competent jurisdiction, and will have no effect on the rights or responsibilities of the Board of Directors of the Company under state law or of either PFS or the Board under federal securities laws.


RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD


  At a meeting on June 5, 1996, the Special Committee unanimously concluded that the Merger, including the price of $9.75 in cash for each Share, is fair to and in the best interests of the Minority Stockholders, and recommended to the Board of Directors that it approve the Merger Agreement. The Special Committee based its recommendations upon certain factors, including the following material factors:


   (i) The opinion of PFS to the effect that the Merger is fair, from a financial point of view, to the Minority Stockholders;

   (ii) The fact that the Merger Consideration was based, at least in part, on the report given to the Special Committee of PFS;

   (iii) The terms and conditions of the proposed Merger and the Special Committee's judgment that the transaction is likely to be consummated.


   (iv) The fact that the Merger Consideration represents a significant premium over the Company's historic stock trading range and is an all-cash transaction which will provide the Minority Stockholders with immediate liquidity;


   (v) The relative illiquidity of the Shares in the public market and the costs to the Company of being a public company;

   (vi) No material factors were identified which were considered against adoption of the Merger; and



   (vii) The favorable comparison of the Merger Consideration, $9.75 per share, to the average equity book value per share of $9.06 as determined by PFS for the fiscal year end 1996 and estimated fiscal year end 1997, and to the middle of the range of the book value per share over the past five years from $8.55 to $11.45 ($9.82 at March 31, 1996).



  The Special Committee did not analyze the Merger Consideration in relation to various valuation methods separately from the analysis performed by PFS, but the Committee did examine and review the methodologies and assumptions used by PFS in its analysis. Based on its review and examination, the Special Committee believes that those methods of valuation of the Company performed by PFS and considered by the Committee were adequately addressed by PFS in its report to the Special Committee, which provided the basis for the Committee's valuation analysis. See "OPINION OF FINANCIAL ADVISOR." The Merger Consideration, $9.75 per share, is greater than or within the range of values per share determined by PFS except the range resulting from the comparable companies trade analysis, which focuses on the trading of securities of other companies and involves a number of factors and variables related to each of those companies that may or may not be present with respect to the Company. A separate analysis of liquidation value was not considered since liquidation would require the consent of SAP and SAP has advised the Company that it does not intend to liquidate the Company or any significant portion thereof. Since the liquidation value of the Company would be almost entirely based upon the sale of its oil and gas reserves, such liquidation value would likely be similar to the comparable reserve acquisitions analysis performed by PFS which resulted in a range of per share values of $8.44 to $9.89. The Merger Consideration falls within the higher portion of that range, and is considered by the Special Committee to be fair under that analysis. Notwithstanding the foregoing, the value of the Company per share upon liquidation may be higher than the Merger Consideration. The Special Committee believes that the Merger Consideration is fair to the Minority Stockholders in comparison to the per share values determined by the various valuation methods reported by PFS to the Committee.



  Most methods of valuation of the Company are based, at least in part, on the value assigned to the Company's oil and gas reserves. The estimated reserve data used in the valuation analysis of PFS and the Special Committee was based upon a report prepared by an independent petroleum reservoir engineering firm. See "BUSINESS OF THE COMPANY." Such reserve data reflected, as of the time it was prepared, all of the known reserves of the Company based upon criteria set by the Commission. However, such estimates, and the expectations of the Company, may change as to a particular property, field, prospect or strategy upon further information becoming available, such as from the drilling of wells. New prospects or strategies are constantly being added to replace depleted reserves or disappointing prospects. As a result, the Company has and will likely have in the future a variety of strategies or prospects which are and will be in various stages of consideration and analysis, development, depletion or, perhaps, abandonment. The Company is currently expanding its drilling activities outside its core areas of operations due to a reduction of development drilling opportunities. This shift in the Company's strategy will subject the Company to the higher risks associated with such exploratory drilling, while providing the Company with potentially greater opportunities. See "BUSINESS OF THE COMPANY - BUSINESS OPERATIONS."



  Because an estimate of the value of the Company is dependent upon a valuation of its oil and gas reserves, it is important to note that reserve data present estimates only. In general, estimates of economically recoverable oil and gas reserves and of the future net revenues therefrom are based upon any number of variable factors and assumptions, such as historical production from the subject properties, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and gas prices and future operating costs, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. For these reasons, estimates of the economically recoverable oil and gas reserves attributable to any particular revenues expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially. The Company therefore emphasizes that the actual production, revenues, severance and excise taxes, development and operating expenditures with respect to its reserves will likely vary from such estimates, and such variances could be material. Estimates with respect to proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves.



  Based on the recommendation of the Special Committee and on the material factors and analysis outlined above, which were considered and adopted by the Board, the Board of Directors unanimously concluded that the Merger, including the price of $9.75 in cash for each Share, is fair and in the best interests of the Minority Stockholders. Accordingly, the Board of Directors recommends that Stockholders vote FOR the adoption of the Merger Agreement. The members of the Board have advised the Company that they intend to vote their shares in favor of adoption of the Merger Agreement.



ANALYSIS OF SAP AND SMI



  Each of SAP and SMI adopt the analysis of the Special Committee and the Board of Directors of the Company, and the analysis of PFS as independent financial advisor to the Special Committee, as its own analysis of the Merger and its fairness.


CONFLICTS OF INTEREST


  Mr. E.E. Runyan (Chairman of the Board, Chief Executive Officer and a Director of the Company) is a stockholder, officer and director of SAP, and Messrs. Robert L. Marolda and Edward P. Bliss (Directors of the Company) are officers and directors of SAP. As the parent of the Company following the Merger, SAP will benefit from the cost savings associated with the Company no longer being publicly held, and will benefit from any future growth in the profits and properties of the Company. Accordingly, these persons may be deemed to have a direct conflict of interest with respect to the Merger. In addition, all of the current executive officers and directors of the Company (6 persons) will receive as a result of the Merger an aggregate of $1,114,297 (those greater than $100,000 being E.E. Runyan, $300,710; Robert L. Marolda, $198,132; Robert L. Hollis, $188,382; Edward P. Bliss, $176,438; and Gary B. Gilliam, $157,162). $486,447 of such amount will be Merger Consideration paid for Shares owned by such persons and $627,850 will be paid in exchange for the cancellation of stock options and other rights to receive shares of Common Stock under the Company's employee benefit plans. See "REMUNERATION OF MANAGEMENT - EMPLOYEE BENEFIT PLANS." Such persons will also continue in their current positions as officers and directors of the Company following the Merger on the same terms as are currently in place. There are no employment agreements between the Company and its executive officers. Other than as specified herein, such persons do not receive any other benefits as a result of the Merger. The benefits to be received by such persons were not considered by the Board of Directors to be a material factor in the approval of the Merger.



  In addition, although no member of the Special Committee is an officer, director or equity owner of SAP, Edward E. Runyan and Robert L. Hollis are the son and brother-in-law, respectively, of E.E. Runyan. Gary B. Gilliam, the final member of the Special Committee, is the President of the Company and is expected to continue his employment with the Company following the Merger. Accordingly, each member of the Special Committee may be deemed to have at least an indirect conflict of interest with respect to the Merger. See "-PROCEDURAL FAIRNESS."



PROCEDURAL FAIRNESS



  The Merger is a transaction between the Company and an affiliate and is not an arms-length transaction. As a result, certain procedures which might be used in a similar transaction to assist in attempting to ensure equitable treatment to the Minority Stockholders were either unavailable or not undertaken with respect to the Merger.

  Given the composition of the Board of Directors and the interests in and relationships of the directors of the Company with SAP, it was not possible to form a committee of independent directors with no interest in the outcome of the transaction to represent and protect the Minority Stockholders. The Special Committee was organized to make a determination, with the assistance of an independent financial advisor, as to whether the Merger was fair to and in the best interests of the Company and the Minority Stockholders. However, none of the members of the Special Committee should be viewed as "independent" due to interests or relationships which they have in the Merger or with the Company or SAP. See "-Conflicts of Interest." Furthermore, the Special Committee did not retain separate legal counsel, but consulted with the same legal counsel utilized by the Company and SAP in connection with the Merger. This was done to reduce costs associated with the Merger which may have effected the Merger Consideration. Thus, no legal counsel has been retained specifically for protection of the interests of the Minority Stockholders.



  The approval of the holders of a majority of the Shares held by the Minority Stockholders is not required for approval of the Merger, even though such approval by the Minority Stockholders may enhance procedural fairness. The primary reason such approval of the Minority Stockholders is not required for approval of the Merger is that holders of a majority of the Shares owned by the Minority Stockholders have not been present, nor voted, at any of the Company's annual meetings since 1991 and the Company has no reason to believe that such a majority of the Minority Stockholders will attend or vote at the Meeting. Because of such lack of participation by the Minority Stockholders, it is not feasible to require separate approval of the Merger by the Minority Stockholders.


CERTAIN RESULTS OF MERGER


  As a result of the Merger, SAP will own all of the outstanding equity interests of the Company, so that SAP's interest in the Company, including its future net earnings, will increase from approximately 72% to 100%. According to the terms of the Merger Agreement, each Share (except treasury shares, Shares owned by SAP, and Shares for which dissenters' rights have been perfected) will be converted into the right to receive the Merger Consideration. As a result, the Shares will no longer represent an equity interest in the Company and will no longer share in future earnings or losses of the Company, the risks associated with such earnings and losses, or the potential to realize greater value in the event that strategic acquisitions, divestitures or other extraordinary corporate transactions are pursued by the Company in the future. Following the Merger, the Company intends to continue its current business strategy, including exploratory and developmental drilling and the pursuit of possible acquisitions of oil and gas properties. Neither the Company nor SAP have any ongoing negotiations or intentions to acquire any other companies, sell any significant assets of the Company or engage in any other extraordinary corporate transactions in the foreseeable future.
Following the Merger, it is anticipated that the registration of the Common Stock under the Exchange Act will be terminated and that the Company will no longer file reports under the Exchange Act. SAP intends to continue the Company's existence and its business as an independent oil and gas company after the Merger. SAP also intends to retain the current management of the Company following the Merger.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The receipt of cash for Shares pursuant to the Merger (or pursuant to the perfected exercise of dissenters' rights) will be a taxable transaction for federal income tax purposes under the Code, and also may be a taxable transaction under applicable state, local and other tax laws.

  In general, a stockholder will recognize gain or loss equal to the difference between the tax basis for the Shares held by such stockholder and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the stockholder and will be long term gain or loss if the holding period for the Shares is more than one year prior to the Effective Date. If the holding period is less than one year then the gain or loss will be short term gain or loss.

  Long-term capital gains recognized in 1996 by stockholders who are individuals are taxable at a maximum rate of 28% (as compared with a maximum rate of 39.6% on ordinary income). Corporations generally are subject to tax at a maximum rate of 35% on both capital gains and ordinary income. The distinction between capital gain and ordinary income may be relevant for certain other purposes, including the taxpayer's ability to utilize capital loss carryovers to offset any gain recognized.

  However, any capital gain or loss resulting from the receipt of cash pursuant to the Merger will be combined with all other capital gains and losses recognized by the stockholder during the taxable year. If a stockholder has both long- term and short-term capital transactions during the year, a two-step netting process occurs. First, gains and losses from each type of transaction are netted separately. The long-term capital gains, if any, are offset by net short-term capital losses, if any, and short-term capital gains, if any, are offset by long-term capital losses, if any.

  If the result of combining all of the stockholder's capital gains and losses during the taxable year is a net capital gain, the full amount of such gain will be included in the stockholder's gross income. In general, if the result of combining all such capital gains and losses recognized during the taxable year is a net capital loss, a stockholder that is a corporation may not deduct any portion of such loss, and a stockholder that is not a corporation (such as an individual) may deduct such loss only to the extent that it does not exceed $3,000 ($1,500 in the case of a married individual filing a separate return), with the remainder available for carryover into future taxable years.

  The foregoing discussion may not be applicable to stockholders who acquired their Shares pursuant to the exercise of options or other compensation arrangements or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code.


ACCOUNTING TREATMENT OF THE MERGER



  The Merger will be accounted for as a purchase of a minority interest.

                              THE MERGER AGREEMENT


  The following discussion of the material aspects of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is included in this Proxy Statement as Appendix I and is incorporated herein by reference.


GENERAL

  The Merger Agreement provides for the merger of SMI with and into the Company. The Company will be the surviving corporation in the Merger and, as a result of the Merger, SAP will own all of the Company's Common Stock. In the Merger, the Stockholders of the Company, other than SAP and Stockholders who exercise their dissenters' rights under Delaware law, will receive the Merger Consideration described below. See "-CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS OF THE COMPANY."

EFFECTIVE TIME OF THE MERGER

  The Effective Time of the Merger will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL or at such later time as is specified in such Certificate of Merger. It is anticipated that the Certificate of Merger will be filed as promptly as practicable after adoption of the Merger Agreement by the Stockholders of the Company at the Meeting. Such filing will be made, however, only upon satisfaction or waiver of all conditions to the Merger contained in the Merger Agreement.

CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS OF THE COMPANY

  As a result of the Merger, each outstanding Share (except Shares held by the Company as treasury stock, Shares owned by SAP, and by Stockholders who perfect their dissenters' rights under the DGCL), will be converted into the right to receive the Merger Consideration of $9.75 per share in cash. Each Share owned by SAP, or held by the Company as treasury stock, will be canceled without consideration.


  All rights or options to acquire or receive grants of Common Stock under the Employee Benefit Plans (as defined herein under "REMUNERATION OF MANAGEMENT - EMPLOYEE BENEFIT PLANS") will be canceled at the Effective Time, and each holder of such right or option will receive, in cancellation and settlement of such right or option, a cash amount for each Share to which the right or option applies equal to the Merger Consideration less the exercise price, if any. The aggregate amount of such consideration to be paid in cancellation and settlement of such rights and options is $627,850. As of the Effective Time, holders of such rights or options will not be entitled to any shares of Common Stock, but will only be entitled to the cash consideration in cancellation and settlement thereof. The Merger Agreement prohibits the Company from amending the Employee Benefit Plans or granting any options thereunder.


EXCHANGE OF STOCK CERTIFICATES

  Upon consummation of the Merger, subject to the provisions described below, each Share outstanding at the Effective Time (except treasury shares, Shares owned by SAP and Shares with respect to which dissenters' rights have been exercised) will be converted into the right to receive the Merger Consideration. If the Merger is consummated, instructions with regard to the surrender of stock certificates formerly representing Shares together with a letter of transmittal to be used for that purpose, will be mailed to Stockholders as soon as practicable after the Effective Time. The Company, as soon as practicable following receipt from a Stockholder of a duly executed letter of transmittal, together with stock certificates formerly representing Shares and any other items required by the letter of transmittal, shall pay the Merger Consideration to such Stockholder. If payment is to be made to a person other than the person in whose name the certificate so surrendered is registered, it will be a condition of payment that the certificate so surrendered to be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay to the Company any transfer or other taxes required by reason of such payment or establish to the satisfaction of the Company that such taxes have been paid or are not applicable.

  Stockholders should NOT submit any stock certificates at the present time.

  After the Effective Time, a holder of a certificate formerly representing Shares shall cease to have any rights as a stockholder of the Company, and such holder's sole right will be to receive the Merger Consideration to which such holder is entitled. Stockholders will not be entitled to receive any interest on the Merger Consideration to be distributed to them in connection with the Merger. Neither SAP nor the Company shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. After the Effective Time, the stock ledger of the Company will be closed and any transfer of Shares not registered on such ledger prior to the Effective Time will not be made on the stock transfer books of the Company after the Effective Time.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the Company, SAP and SMI relating to, among other things, the following matters (which representations and warranties are subject in certain cases, to specified exceptions): (i) due incorporation, corporate existence, good standing and power of, and similar corporate matters with respect to, each of the Company, SAP and SMI; (ii) corporate power and authority to enter into, and the valid and binding execution and delivery of, the Merger Agreement by each such party; (iii) the absence of any governmental authorization, consent, or approval required to consummate the Merger, except as disclosed; (iv) that the Merger Agreement and the Merger do not conflict with the certificate of incorporation or bylaws or violate any law, rule, regulation, judgment, order or decree relating to the Company and its subsidiaries, SAP or SMI; and (v) the absence of any investment banking, brokerage, finder's or other similar fee or commission due in connection with the Merger (except for fees payable to PFS, as described under "SPECIAL FACTORS - OPINION OF FINANCIAL ADVISOR").

  In the Merger Agreement, the Company has made certain additional representations and warranties to SAP and SMI relating to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the capital structure of the Company; (ii) the absence of any undisclosed litigation or investigations that could have a material adverse effect on the Company; and (iii) other matters relating to the Company's business, including liabilities and environmental issues.

  SAP and SMI have made certain additional representations and warranties to the Company relating to the financing for payment of the Merger Consideration and other payment obligations of Parent and SMI under the Merger Agreement.

COVENANTS

  The Company has agreed in the Merger Agreement that until consummation of the Merger, the Company will conduct its business in the ordinary course consistent with past practice. Without limiting the foregoing, the Company will not: (i) adopt any change in its certificate of incorporation or bylaws; (ii) grant any options, warrants or other rights to purchase or obtain any of its capital stock, or issue, sell, or otherwise dispose of any of its capital stock (except upon the exercise of options outstanding on the date of the Merger Agreement);
(iii) declare, set aside, or pay any dividend or distribution with respect to its capital stock, or redeem, repurchase, or otherwise acquire any of its capital stock; (iv) issue any note, bond or other debt security, or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of business; (v) grant any security interest on any of its assets outside the ordinary course of business, or transfer, lease, license, sell, mortgage, pledge, or otherwise dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary course of business; (vi) make any capital investment in, make any loan to, acquire the securities or assets of, or merge or consolidate with, any other person outside the ordinary course of business; (vii) make any acquisition of a material amount of assets or securities or enter into any material contract or any release or relinquishment of any material contract rights not in the ordinary course of business; (viii) make any change in employment terms for any of its directors, officers, or employees outside the ordinary course of business; (ix) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee except pursuant to benefit plants in existence on the date of the Merger Agreement and in the ordinary course of business; (x) establish, adopt, enter into, or (except as required by law) amend any benefit plans or make any new grants or awards under any benefit plants other than in the ordinary course of business; or (xi) commit to do any of the foregoing.

  The Company has agreed to give SAP and its authorized representatives full access to the offices, properties, books and records of the Company and its subsidiaries and will furnish to SAP and its authorized representatives such financial and operating data and other information as SAP and its authorized representatives may reasonably request. SAP and the Company have each agreed to use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement. The Company has agreed not to solicit or initiate (other than by means of a press release announcing the proposed Merger) discussions with any third parties that might be interested in acquiring the Company, nor to respond to or negotiate with such parties unless the Special Committee has been advised that the failure to do so would subject the Directors to a substantial risk of a breach of their fiduciary duties to the Stockholders.

  SAP and the Company have agreed to use reasonable best efforts to take such action as necessary or appropriate with respect to any action by or filing with any governmental authority as may be required, or any actions, consents, approvals, or waivers which are required to be obtained from parties to any material contracts in connection with the Merger and the transactions contemplated by the Merger Agreement.

  Except for a press release announcing the proposed Merger, neither the Company, SAP nor SMI may issue any press release or make any public announcement relating to the Merger without the prior approval of the other parties. However, any of such parties may make any public disclosure it believes in good faith is required by applicable law, in which case the disclosing party must use all commercial and reasonable efforts to advise the other parties prior to making any such disclosure.

OTHER POTENTIAL BIDDERS


  The Merger Agreement generally provides that the Company shall not, and shall not authorize or permit any of its subsidiaries, officers, directors, employees, or advisors to, (i) solicit, initiate, or encourage any merger, sale of assets (except in the ordinary course of business), offers to purchase shares of capital stock or similar transaction involving the Company and any third party not affiliated with SAP (any such transaction being referred to herein as a "Competing Transaction"), (ii) negotiate with any third party with respect to any Competing Transaction, (iii) endorse or recommend any Competing Transaction, or (iv) enter into any contract with any third party with the intent to effect any Competing Transaction. However, the Merger Agreement provides that the Company may furnish information and access to any third party, in response to credible requests therefor received before or after the date of the Merger Agreement, and may participate in discussions and negotiate with any such third party concerning a Competing Transaction if the Special Committee determines in good faith that the failure to provide such information or to participate in such discussions or negotiations would cause the directors of the Company to be subject to a substantial risk of a breach of their fiduciary duties under applicable law. The Company may also enter into a contract for Competing Transaction if the Special Committee determines in good faith that the Competing Transaction is more favorable to the Stockholders of the Company than the Merger. See "-TERMINATION."

  The Merger Agreement requires the Company to reimburse SAP for its expenses under certain circumstances if the Merger is not consummated. See "-EXPENSE REIMBURSEMENT." Such a provision generally may have the effect of discouraging other potential bidders from making an offer to acquire the Company, but the Company does not believe that the reimbursable expenses of SAP relating to the Merger will be large enough to have such an effect.

CONDITIONS TO CONSUMMATION OF THE MERGER


  The respective obligations of the Company, on the one hand, and SAP and SMI, on the other hand, to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of certain conditions, including the following material conditions: (i) adoption of the Merger Agreement by the holders of a majority of the outstanding Shares at the Meeting; (ii) the absence of any injunction or other order (whether preliminary or permanent) that would prevent the consummation of the Merger; (iii) the receipt of all other required authorizations, consents, and approvals of governmental authorities; (iv) the performance of and compliance with, in all material respects, all agreements and obligations contained in the Merger Agreement and required to be performed or complied with at or prior to the Effective Time by the respective parties to the Merger Agreement; and (v) the material truth and correctness of all representations and warranties of the parties to the Merger Agreement.



  The obligation of the Company to consummate the Merger may be further subject to the receipt by the Special Committee (if requested by the Special Committee in its sole discretion), on the closing date for the Merger, of an opinion (or a confirmation of such an opinion delivered at an earlier date) of PFS, dated as of such closing date in form and substance reasonably satisfactory to the Special Committee, to the effect that the Merger Consideration is fair, from a financial point of view, to the Minority Stockholders. In determining whether to request such an opinion or confirmation, the Special Committee will consider many factors, including the number of Shares held by Minority Stockholders voted for and against the Merger and the number of Shares with respect to which dissenters' rights have been exercised.



  The obligations of SAP and SMI to consummate the Merger are further subject to the satisfaction or waiver of certain additional conditions, including the following material conditions: (i) SAP and the Company having entered into a credit arrangement with Texas Commerce Bank (see "FINANCING OF THE MERGER"), which will provide available funds for the transactions contemplated by the Merger Agreement; (ii) the number of Shares with respect to which the holders thereof shall have exercised their dissenters' rights shall not exceed 10% of the total number of Shares outstanding; and (iii) there shall not have occurred any material adverse change in the business, financial condition, operations, or results of operations of the Company except changes contemplated by the Merger Agreement.



  The conditions identified above include all of the material conditions to the Merger. All such conditions are waivable, and the Company, SAP and Seaboard Midland anticipate that all the conditions will be satisfied, or if not satisfied, waived by the appropriate party. If PFS is unable, upon request of the Special Committee, to deliver an opinion or confirmation at closing and that condition is not waived by the Company, the Merger Agreement will be terminated and no Merger Consideration will be paid to the Stockholders. In determining whether to waive that condition, the Board of Directors will consider many factors, including the best interests of the Company and the
Minority Stockholders.   See "-TERMINATION OF THE MERGER AGREEMENT."


TERMINATION


  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding adoption of the Merger Agreement by the Stockholders of the Company, including the Minority Stockholders: (i) by mutual written consent of the Company, SAP and SMI; (ii) by SAP and SMI if the Merger has not been consummated by December 31, 1996, due to the failure of any condition precedent to the obligations of SAP or SMI (unless the failure results primarily from either of SAP or SMI breaching any material representation, warranty or covenant); (iii) by the Company if the Merger has not been consummated on or before December 31, 1996 due to the failure of any condition precedent to the Company's obligations (unless the failure results primarily from the Company breaching any representation, warrant or covenant); (iv) by the Company at any time prior to the Effective Time if Stockholder approval is not obtained at the Meeting, other than by reason of the occurrence of a Triggering Event (as defined below); (v) by the Company if SAP or SMI has breached the Merger Agreement in any material respect and the Company is not then in breach, provided that the Company has notified the breaching party of the breach, and the breach has continued without cure for a period of ten days after the notice of breach;
(vi) by SAP or SMI if the Company has breached the Merger Agreement in any material respect and SAP and SMI are not then in breach, provided that SAP or SMI has notified the Company of the breach, and the breach has continued without cure for a period of ten days after the notice of breach; (vii) by the Company if it receives a bona fide offer to effect a Competing Transaction that the Special Committee determines in good faith is more favorable to the Company's Stockholders than the Merger, provided that the Special Committee shall have recommended to the Board of Directors approval of such Competing Transaction and the Board of Directors shall have approved such Competing Transaction; or (viii) by SAP or SMI at any time prior to the Effective Time if any of the following events (a "Triggering Event") shall have occurred; (a) the Company's Board of Directors shall have failed to recommend, or shall have withdrawn or have modified, in a manner adverse to either SAP or SMI, its recommendation of adoption of the Merger Agreement, (b) the Company's Board of Directors shall have approved, endorsed or recommended any Competing Transaction, (c) the Company shall have entered into any contract to consummate any Competing Transaction, or (d) any person or group other than SAP shall have become the beneficial owner of 10% or more of the outstanding shares of any class of capital stock of the Company.


  If the Merger is terminated, the stockholders will likely be subject to a continuation of the limited, but volatile, market for the Shares. See "SPECIAL FACTORS - BACKGROUND OF THE MERGER" and "STOCK PRICES AND DIVIDENDS."


EXPENSE REIMBURSEMENT

  The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such cost or expense, except that SAP is entitled to reimbursement from the Company for all of its actual, documented, customary and reasonable fees and expenses incurred in connection with the Merger if the Merger Agreement is terminated by SAP or SMI as a result of the occurrence of a Triggering Event.

AMENDMENT

  The parties may amend the Merger Agreement prior to the Effective Time with the prior authorization of the boards of directors of SAP and SMI, and the Board of Directors of the Company; provided, however, that the Board of Directors of the Company may not authorize an amendment until it receives the recommendation of the Special Committee to do so. After approval of the Merger Agreement by the Stockholders of the Company and without the further approval of such Stockholders, no amendment to the Merger Agreement may be made that will change the Merger Consideration or any of the other terms if such change would adversely affect the Stockholders of the Company.

                               DISSENTERS' RIGHTS

  Holders of record of Shares who comply with the applicable procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

  THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262, WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX IV TO THIS PROXY STATEMENT. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF SHARES AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. VOTING AGAINST, ABSTAINING FROM VOTING, OR FAILING TO VOTE ON APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262 OF THE DGCL.

  Under the DGCL, holders of Shares who follow the procedures set forth in
Section 262 will be entitled to have their Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

  Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262.

  The Proxy Statement constitutes such notice to the holders of Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Appendix IV. Any Stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Appendix IV carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.


  A holder of Shares wishing to exercise such holder's appraisal rights (i) must vote against, abstain or not vote with respect to the adoption of the Merger Agreement, and (ii) must deliver to the Company prior to the vote on the Merger Agreement at the Meeting to be held on September ____, 1996, a written demand for appraisal of such holder's Shares. A holder of shares wishing to exercise such holder's appraisal rights must be the record holder of such Shares on the date the written demand for appraisal is made and must continue to hold such Shares of record until the Effective Time of the Merger. Accordingly, a holder of shares who is the record holder of Shares on the date the written demand for appraisal is made, but who thereafter transfers such Shares prior to the Effective Time of the Merger will lose any right to appraisal in respect of such Shares.


  Only a holder of record of Shares is entitled to assert appraisal rights for the Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as such holder's name appears on such holder's stock certificate. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may executed a demand for appraisal on behalf of a holder of records; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Shares as nominee for several beneficial owners may exercise appraisal rights with respect to Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, the written demand should set forth the identity of the Stockholder, the Stockholder's intention to demand an appraisal of his or her Shares, and the number of Shares as to which appraisal is sought. Where no number of Shares is expressly mentioned, the demand will be presumed to cover all Shares held in the name of the record owner. Stockholders who hold their Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

  All written demands for appraisal should be sent or delivered to the Company at 3100 North "A" Street, Building B, Midland, Texas 79705, Attention: Gary B. Gilliam.

  The Company shall, within 10 days after the Effective Time of the Merger, notify each Stockholder who has complied with the statutory requirements summarized above and fully set forth in Section 262 that the Merger has become effective and the date that it became effective. Within 120 days after the Effective Time of the Merger, but not thereafter, the Company or any Stockholder who has complied with the statutory requirements summarized above may file a petition in the Chancery Court demanding a determination of the value of the Shares. The Company is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the Shares. Accordingly, it will be the obligation of the individual Stockholders to initiate all necessary action to perfect their appraisal rights and initiate any such action within the time prescribed in Section 262.

  Within 120 days of the Effective Time of the Merger, any Stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Company or within 10 days after the expiration of the period for appraisal demands, whichever is later.

  If a petition for an appraisal is timely filed, after a hearing on such petition, the Chancery Court will determine the Stockholders entitled to appraisal rights and will appraise the "fair value" of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Shares as determined under Section 262 could be more than, the same as, or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Shares, and that investment banking opinion(s) as to fairness from a financial point of view referred to herein are not necessarily opinions as to fair value under Section 262. Generally, value may be proven by any techniques or methods that are generally considered acceptable in the financial community.

  The Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. The costs of the action may be determined by the Chancery Court and taxed upon the parties as the Chancery Court deems equitable. Upon application of a Stockholder, the Chancery Court may also order that all or a portion of the expenses incurred by any Stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Shares entitled to appraisal.

  Any holder of Shares who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time of the Merger, be entitled to vote the Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Shares (except dividends or other distributions payable to holders of record of Shares as of a record date prior to the Effective Time of the Merger).

  If any Stockholder who properly demands appraisal of such Stockholder's Shares under Section 262 fails to perfect, or effectively withdraws or loses, such Stockholder's rights to appraisal as provided in the DGCL, the Shares of such Stockholder will be converted in the right to receive the Merger Consideration. A Stockholder will fail to perfect, or effectively lose or withdraw, a right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time of the Merger, or if the Stockholder delivers to the Company a written withdrawal of such Stockholder's demand for appraisal and acceptance of the Merger. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time of the Merger will require the written approval of the Company.

  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (in which event a Stockholder will be entitled to receiver the Merger Consideration with respect to such Shares in accordance with the Merger Agreement).

                            FINANCING OF THE MERGER


  The funds to finance the Merger and pay the Merger Consideration and other consideration to be paid in connection with the Merger, including $3,566,492 to purchase the outstanding Shares held by Minority Stockholders, will be made available pursuant to a credit arrangement among SAP, the Company and Texas Commerce Bank. Such credit arrangement will close simultaneously with the closing of the Merger and will be on the following terms, which are more fully set forth in the commitment attached hereto as Appendix III: (1) the Company and SAP will be co-borrowers under a revolving line of credit for up to five million dollars, (2) the interest rate will be the prime rate of Texas Commerce Bank, (3) the loan will mature on September 30, 1997, (4) the loan will be secured by the "major properties" of the Company and by the shares of stock of the Company owned by SAP, and (5) customary covenants and fees common in oil and gas lending. Such pledge of assets of the Company will occur only upon consummation of the Merger and the Company becoming a wholly-owned subsidiary of SAP. The funds to be made available under the credit arrangement will be sufficient to make the payments required by the Merger Agreement. The loan will be repaid from the Company's cash on hand and revenues after the Merger.



  The costs of the Merger to the Company, such as legal fees, printing costs, mailing and other costs and fees, are not expected to exceed $125,132 and will be paid from the Company's general working capital. Such costs and fees are generally estimated and summarized as follows:


  Filing Fees                 $   3,132
  Legal Fees                     35,000
  Accounting Fees                10,000
  Fairness Opinion               50,000
  Printing Costs                 20,000
  Miscellaneous Expenses          7,000
                              ---------

  TOTAL:                      $ 125,132
                              =========

                           STOCK PRICES AND DIVIDENDS

  As discussed under "SPECIAL FACTORS - BACKGROUND OF THE MERGER", the Common Stock trades infrequently and within a relatively narrow price range, but with dramatic changes in price due to small and infrequent trades.

  The Company's Common Stock trades on the over-the-counter market through listing on the Nasdaq Small-Cap Market under the symbol SBRD. Market price ranges for the Common Stock during the fiscal years ended March 31, 1995 and 1996 as reported by Nasdaq were:


                                 1996                  1995
                                  Bid                   Bid
                          -----------------------------------------
                          High            Low  High             Low
 1st Quarter              $4.75         $4.50  5.50            5.00
 2nd Quarter              $5.25         $4.75  6.00            4.75

 3rd Quarter              $5.00         $5.00  6.50            4.50
 4th Quarter              $6.25         $5.00  5.50            4.50


  On August 9, 1996, the closing bid price of the Common Stock was $8.25 and the Company had approximately 2,122 Stockholders of record. On June 20, 1996, the day prior to the Company's announcement of the Merger, the closing bid price of the Common Stock was $7.25. From April 26, 1996 to May 23, 1996, the closing price was $5.25 per share, the median price over the last two years as reflected in the table above. In late May 1996, a series of trades involving only 2,400 Shares (approximately 0.2% of the outstanding Shares) resulted in an increase in the closing price to $8.00. See "SPECIAL FACTORS - BACKGROUND OF
THE MERGER."   All prices set forth above represent inter-dealer prices,
without retail mark-up, mark-down or commission, and may not represent actual transactions in the Common Stock.


  The Company has not declared any cash dividends with respect to the Common Stock since becoming publicly held in 1989. The Company's Board of Directors presently intends to retain funds for financing the oil and gas development and acquisition activities, as opposing to using such funds to declare and pay cash dividends.

                            BUSINESS OF THE COMPANY


GENERAL



  The Company and its subsidiaries are primarily engaged in the business of domestic oil and gas exploration, development and production. The Company was organized in June 1988 as a Delaware corporation and began operations in March 1989. The Company has concentrated its efforts in the Permian Basin area of Texas with minor operations in New Mexico, Louisiana, Oklahoma, Arkansas, North Dakota, Colorado and Wyoming. The Company's principal operations have been in the enhancement and further development of its operated oil and gas properties, purchases of additional working interests in producing properties, and the installation and monitoring of a secondary recovery waterflood project.
Certain terms related to the oil and gas business as defined under "-DEFINITION OF CERTAIN OIL AND GAS TERMS."




  At March 31, 1996, the Company had total proved reserves of approximately 1,947,000 Bbls of oil and approximately 1,905,000 Mcf of natural gas, representing $17,020,000 at an SEC 10 value. On a BOE basis, oil constitutes 86% of total proved reserves and natural gas constitutes 14%. Approximately 96% of the Company's proved reserves are concentrated in the Permian Basin of West Texas. The Company had interests in 177 gross (87 net) productive oil and gas wells at March 31, 1996 and operated 101 of such wells. Average daily net production during fiscal 1996 was approximately 852 Bbls of oil and 907 Mcf of natural gas.



  For the past several years, the Company has been operating under a business plan to increase reserves, production and cash flow by adhering to a focused strategy that concentrates on (a) developing and increasing production from existing properties through low risk development drilling primarily in the North Robertson Unit and on surrounding leases in Gaines County, Texas (b) monitoring the waterflood project in the Quito West Unit in Ward County, Texas to determine if additional expansion is warranted (c) acquiring leasehold acreage for limited and controlled exploration activities and (d) maintaining financial flexibility to take advantage of additional development and acquisition opportunities. The Company is committed to continuing to enhance stockholder value through adherence to this strategy.



  During fiscal 1996, the Company drilled six development locations which were classified as proved undeveloped reserves at March 31, 1995. All six of these wells were productive. Since the Company has drilled seventeen development wells over the past two years, its inventory of development drill sites has been significantly reduced. As a result, the Company has begun to focus on developing additional drilling opportunities outside its core areas of operations. The majority of drilling activity during fiscal 1997 is forecast to be on new prospects developed by the Company.



BUSINESS OPERATIONS



  The Company and its subsidiaries are primarily engaged in the business of domestic oil and gas exploration, development and production. The Company has concentrated its efforts in the Permian Basin area of Texas with minor operations in New Mexico, Louisiana, Oklahoma, Arkansas, North Dakota, Colorado and Wyoming. The Company's principal operations have been the enhancement and further development of oil and gas properties it operates, acquisition of additional working interests in producing properties, production from a combination of operated and non-operated wells, and the installation and monitoring of a secondary recovery waterflood project. During 1996, the Company began to develop drilling opportunities outside its core areas of operations.



  As operator of numerous properties, the Company is responsible for the identification and evaluation of opportunities for additional development, including the drilling of offset wells, conducting well workovers and initiating secondary recovery techniques such as waterflood projects. Other activities associated with operating these properties include the marketing of crude oil and natural gas, the operation of salt water disposal facilities, the repair and maintenance of lease and well equipment and the use of secondary recovery methods of production where appropriate. The Company monitors production, expense and revenue data received on its non-operated properties to determine the economic viability of those operations.



  In order to avoid the risks inherent in the drilling of exploratory wells, the Company has concentrated its activities on the development of its existing producing fields primarily in the Quito West Unit and North Robertson Unit in Ward and Gaines Counties, Texas, respectively. Through the drilling of additional wells within a producing field or recompletions of existing wells in other zones, the Company believes it can provide additions to its reserves without bearing a great degree of risk. However, the Company expanded its activities into Southeast New Mexico by acquiring undeveloped leasehold acreage and drilling two exploratory wells in fiscal 1995. One of these wells was a dry hole and resulted in a charge to dryhole and abandonment costs of approximately $275,000. In the future, the Company believes that the risks associated with the drilling of exploratory wells will become a much more significant factor in its drilling program due to a significant reduction in development drilling opportunities.



PRINCIPAL PRODUCTS, SERVICES AND MARKETS



  The Company's only products are oil and natural gas. The Company markets its oil and gas by the sale of such products at the wellhead to gathering and transportation companies operating in the geographic area of the Company's production. The ability of the Company to market the oil and gas that it finds or produces, if any, depends on numerous factors beyond the control of the Company. The effect of such factors cannot be accurately predicted or anticipated. These factors include the availability of other domestic and foreign production, the marketing of competitive fuels, the proximity and capacity of pipelines, fluctuations in supply and demand, the effect of federal and state regulation of production, refining, transportation and general prevailing national and worldwide economic conditions. At the present time, worldwide oil production capacity and gas production in certain areas of the United States exceed demand. The Company cannot predict the duration of the surplus of crude oil and natural gas or the extent to which prices might be affected.



  The Company sold 77% and 83% of its products in 1996 and 1995, respectively to two non-affiliated customers (See Note 8 to the Consolidated Financial Statements). The Company has several short-term contracts (many are month-to-month) for the sale of its oil production which generally provide for a purchase price equal to the price for West Texas Intermediate Crude plus a bonus ranging from $0.90 per bbl to $1.55 per bbl. The Company also has gas purchase contracts with terms from month-to-month to seven years, which generally provide for a price equal to a percentage of purchaser's proceeds upon resale. Currently, the market for oil and natural gas in the areas in which the Company is active is strong and competitive and the loss of one of these customers would not have a material effect on the Company.



COMPETITION



  The oil and gas industry is highly competitive. Competition is particularly intense in the acquisition of desirable undeveloped oil and gas leases and in the acquisition of producing oil and gas properties. Major and independent oil and gas companies and oil and gas syndicates actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop such properties.



  There is also competition with other industries supplying the energy and fuel needs of consumers. Although a number of the Company's competitors have financial resources, facilities, and technical staffs much larger than those of the Company, the Company believes that the locations of its leasehold acreage, its exploration, drilling and production capabilities and the experience of its management generally enable the Company to compete effectively in its principal producing areas.



OPERATING HAZARDS



  The oil and gas business involves a variety of operating risks, including the risks of fire, explosions, blowouts, pipe failure, casing collapse and abnormally pressured formations, the occurrence of any of which could result in substantial losses to the Company due to injury and loss of life, severe damage to or destruction of property and equipment, and suspension of operations. The business is also subject to environmental hazards such as oil spills, gas leaks, ruptures and discharges of toxic gases, which could expose the Company to substantial liability due to pollution and other environmental damage. The Company maintains insurance against some, but not all, potential risks; however, there can be no assurance that such insurance will be adequate to cover any loss or exposure for liability, or that such insurance will continue to be available. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on the Company's financial condition and results of operations. Moreover, no assurances can be given that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable.



GOVERNMENTAL REGULATION



  The various governmental jurisdictions in which the Company holds oil and gas properties and conducts exploration, production and related operations have statutory and administrative provisions regulating the exploration for and the production, transportation and sale of oil and gas. The regulations specify, among other things, permits necessary for drilling of wells, spacing of wells, measures required for preventing waste of oil and gas resources, measures required for environmental protection, rates of production and sales prices to be charged to purchasers. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and affects its profitability. Because such rules and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such laws. Although no prediction can be made concerning future regulation or legislation which may affect the competitive status of the Company, or affect the prices at which it may sell its oil and gas, any regulation or legislation that lowers, directly or indirectly, price levels for oil and gas sold could have an adverse effect on the Company's operations.



TAXATION



  The Company's operations, and the petroleum industry in general, are significantly affected by certain provisions of the Internal Revenue Code of 1986. These provisions permit, among other things, the owner of an economic interest in an oil and gas property to deduct, subject to certain limitations, the greater of cost depletion or percentage depletion. The Code also permits a holder of a working interest in an oil or gas property to deduct intangible drilling costs (IDC) when incurred. As a result, a large portion of the exploratory and other costs incurred in discovering and developing a productive oil or gas property can be deducted when incurred rather than recovered over a number of years through deductions for depletion.



  The Company is subject to an alternative minimum tax on an income base which includes certain tax preference items and other adjustments to regular taxable income.



  The Revenue Reconciliation Act of 1990 provided the oil and gas industry with various tax benefits. Due to the Company's large net operating loss carryforward, no immediate benefits can be realized by the Company. For further discussion of the Company's net operating loss carryforwards, see Note 4 on pages F-11 through F-12.



  Oil and gas activities are also subject to state and local income, severance, property and other taxes. It is also possible that subsequent legislation, court decisions and governmental agency actions could further limit tax benefits and impose additional tax burdens on the Company's oil and gas activities.



ENVIRONMENTAL MATTERS



  In general, the exploration and production activities of the Company are subject to certain laws and regulations relating to environmental quality and pollution control. Such laws and regulations may substantially increase the costs of equipping for and carrying on these activities and may prevent or delay the commencement or continuance of a given operation. The existence of such regulations has had no material effect on the Company's methods of development of its properties and the cost of such compliance has not been material to date. The Company is not aware of any material cost to which it is subject at this time, or to which it may become subject, with respect to compliance with environmental laws and regulations, but the cost of compliance in the future cannot be predicted.



EMPLOYEES



  At June 1, 1996, the Company employed a total of 10 persons, of which 4 were engaged in exploration and development and 6 were engaged in administrative, financial and management activities. In addition, the Company contracts for field labor in certain areas of its operations.



OIL AND GAS RESERVE INFORMATION



  Estimates of the Company's proved oil and gas reserves as of March 31, 1996 were prepared by Joe C. Neal & Associates, Inc., independent petroleum reservoir engineers. Proved oil and gas reserve estimates as of March 31, 1995 and 1994 were prepared by T. Scott Hickman & Associates, Inc., independent petroleum reservoir engineers. Numerous uncertainties exist in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the Company's control. This Proxy Statement contains estimates of the Company's proved oil and gas reserves and the related future net revenues therefrom, which were made in accordance with applicable guidelines prescribed by the Commission. Actual future production, oil and gas prices, revenues, production taxes, capital expenditures, operating expenses, geological success and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimates and could materially affect the estimated quantities and related SEC 10 value of proved reserves set forth in this Proxy Statement. In addition, the Company's reserves may be subject to downward or upward revisions based on production performance, purchases or sales of properties, results of future development, prevailing oil and gas prices and other factors. Therefore, estimates of the SEC 10 value of proved reserves contained in this Proxy Statement should not be construed as estimates of the current market value of the Company's proved reserves.



  SEC 10 value is a reporting convention that provides a common basis for comparing oil and gas companies subject to the rules and regulations of the Commission. It requires the use of oil and gas prices prevailing as of the date of computation. Consequently, it may not reflect the prices ordinarily received or that will be received for oil and gas because of seasonal price fluctuations or other varying market conditions. SEC 10 values as of any date are not necessarily indicative of future results of operations. Accordingly, estimates of future net revenues in this Proxy Statement may be materially different from the net revenues that are ultimately received.



  The Company did not provide estimates of total proved oil and gas reserves during 1996 to any federal authority or agency, other than the Commission.



PROVED RESERVES



  At March 31, 1996, the Company had total proved reserves of approximately 1,947,000 Bbls of oil and approximately 1,905,000 Mcf of natural gas, representing $17,020,000 of SEC 10 value. On a BOE basis, oil constitutes 86% of total proved reserves and natural gas contributes 14%. Based on reserve information as of March 31, 1996, and using the Company's reserve report production information for fiscal 1997, the reserve-to-production ratio associated with the Company's proved reserves is 6.8 years on a BOE basis.



  The following table summarizes the Company's proved oil and gas reserves for the periods indicated.


                                                      March 31,
                                        --------------------------------------
                                        1996            1995          1994
                                        ----            ----          ----
                                                   (In thousands)
 Proved developed reserves
      Oil (Bbl)                         1,947          2,004         1,331
      Natural Gas (Mcf)                 1,905          2,182         1,887

 Proved undeveloped reserves
      Oil (Bbl)                            -             312           268
      Natural Gas (Mcf)                    -               -             -


           Additional information concerning the Company's estimated proved oil and gas reserves is included in Item 7 - Financial Statements and Supplementary Data.



           No major discovery or other favorable or adverse event has occurred since April 1, 1996 which is believed to have caused a significant change in the estimated proved oil and gas reserves of the Company.



PRODUCTION



           The following table summarizes the net oil and gas production, average sales prices, and average production (lifting) costs per BOE for the periods indicated.

                                                          Years ended
                                                                March 31,
                                    ------------------------------------------------
                                    1996                   1995               1994
                                    ----                   ----               ----
                                   (In thousands, except average price and cost data)
 Oil
      Production (Bbls)                311                  226                  191
      Average sales price
        per Bbl                     $17.53               $16.73               $15.46
 Natural Gas
      Production (Mcf)                 331                  332                  426
      Average sales price
        per Mcf                     $ 1.81               $ 1.78               $ 1.88

 Production Costs
      Production (lifting)
        costs per BOE               $ 5.16               $ 5.78               $ 6.60




DESCRIPTION OF MAJOR PROPERTIES



           Quito West Unit.   On November 30, 1990, the Company completed the
installation of the pilot waterflood project in the Quito West Unit in Ward County, Texas, and water injection began into the reservoir. Oil production materially increased from the pilot project and a $1,300,000 expansion of the waterflood was begun in May 1993 and completed in September 1993. Oil production has increased from a daily average of 65 barrels per day in November 1990 to an average of 542 barrels per day in March 1996. The Company drilled three producing wells in the Quito West Unit during fiscal 1996 and converted one producer to an injector. One producing well was drilled in the waterflood project last year.



           Currently, the waterflood is being closely monitored and studied in order to determine the reason the western one-third of the project has seen no response to five years of water injection. No further development will be done on this side of the field, which includes the drilling of three additional wells, until response is seen.



           At March 31, 1996, proved developed reserves related to the waterflood project totalled approximately 962,000 Bbls of oil and 425,000 Mcf of gas which represents 49.4% and 22.3% of the Company's total proved oil and gas reserves, respectively.



           North Robertson Unit. In the fiscal year ended March 31, 1996, the Company drilled three productive wells in the North Robertson Unit (the "Unit"). Additionally, the Company drilled and completed two other producing wells on adjoining leases to the Unit in fiscal 1996. The Company has identified additional drilling locations in the Unit and on surrounding acreage to be drilled depending on regulatory approval and certain economic conditions. In mid-1996, a well was drilled and completed as a producing well in the Unit. Oil production in the Unit has increased from a daily average of 176 barrels of oil per day in March 1992 to a daily average of 346 barrels of oil per day in March 1996. Once the Unit has been drilled on twenty acre spacing, the Company intends to study the feasibility of initiating a secondary recovery waterflood project. The Company explored the idea of shooting a 3-D seismic survey of the Unit and on adjacent leases, but determined that the project was not economically viable.

           At March 31, 1996, proved developed reserves related to the North Robertson Unit totalled approximately 595,000 Bbls of oil and 361,000 Mcf of gas which represents 30.6% and 19.0% of the Company's total proved oil and gas reserves, respectively.



           Southeast New Mexico. During 1995 and 1994 the Company acquired a total of 1,413 net undeveloped acres in Eddy and Lea Counties, New Mexico. During fiscal 1995, the Company drilled an exploratory well on a 160 acre tract in Eddy County. This exploratory well was a dry hole and resulted in a charge to dryhole and abandonment costs of approximately $275,000, which includes $32,000 related to leasehold impairment.



           The Company plans to continue to acquire additional acreage in Southeast New Mexico based on specific geological prospects. No drilling is planned in Southeast New Mexico for fiscal 1997.



           Weeks Clearfork Prospect. In February 1996, the Company entered into a drilling arrangement with an affiliated company to drill two Clearfork tests on leases covering 640 acres in Hockley County, Texas. Two wells have been drilled on this prospect, one a dry hole and one producing well. The Company is currently evaluating any further development of this prospect.]



PRODUCING WELLS AND ACREAGE



           All wells owned and/or operated by the Company are located in the continental onshore United States. The following table sets forth the Company's total gross and net producing oil and gas wells and its total gross and net developed and undeveloped acreage as of March 31, 1996 by state.


                                  Producing Wells
                       ---------------------------------------
                                                                      Developed
 State                       Oil                  Gas                  Acreage               Undeveloped
 -----                       ---                  ---              ---------------        -----------------
                        Gross        Net      Gross       Net      Gross          Net       Gross         Net
                        -----        ---      -----       ---      -----          ---       -----         ---
 Arkansas                   0          0          3       .07      1,597           49           0           0

 Colorado                   0          0          2       .53        640          306           0           0
 Louisiana                 10        .94          0         0        948          110           0           0

 New Mexico                 2        .25          0         0      2,280          167       2,040       1,413
 North Dakota               2        .24          0         0        960           99           0           0

 Oklahoma                   5        .43          0         0      1,452          104           0           0

 Texas                    145      84.17          6       .25     18,328        8,082       1,920         862
 Wyoming                    2        .09          0         0        720           61           0           0
                          ---      -----         --       ---     ------        -----       -----       -----

 Total                    166      86.12         11       .85     26,925        8,978       3,960       2,275
                          ===      =====         ==       ===     ======        =====       =====       =====



           Additionally, the Company serves as operator of 20 injection wells and 3 disposal wells. As operator, the Company receives fees from other working interest owners as reimbursement for the general and administrative expenses attendant to the operation of the wells.

           The Company's oil and gas properties are subject to royalty, overriding royalty and other outstanding interests customary in the industry. The properties are also subject to burdens such as liens incident to operating agreements, current taxes, development obligations under oil and gas leases and other encumbrances, easements and restrictions. Specifically, certain of the Company's properties are subject to liens securing the Company's line of credit more fully described on page F-12. The Company believes that the existence of any such burdens does not materially detract from the value of its leasehold interests.



EXPLORATION AND DEVELOPMENT ACTIVITIES



           The following table shows gross and net wells drilled in which the Company had a working interest during fiscal years 1996, 1995 and 1994.


                                       1996                         1995                        1994
                             ---------------------        ---------------------       -----------------------
                               Gross           Net          Gross           Net         Gross             Net
                               -----           ---          -----           ---         -----             ---
 Exploratory

    Productive                  0.00          0.00           1.00          0.13          0.00            0.00

    Dry                         0.00          0.00           1.00          0.50          0.00            0.00
 Development

    Productive                 11.00          9.33           6.00          5.51          2.00            1.58
    Dry                         0.00          0.00           0.00          0.00          0.00            0.00

 Total

    Productive                 11.00          9.33           7.00          5.64          2.00            1.58
    Dry                         0.00          0.00           1.00          0.50          0.00            0.00


           Ten of the eleven wells drilled during fiscal 1996 were on Company operated properties. All of the development wells drilled during both fiscal 1995 and 1994 were operated by the Company while the two exploratory wells drilled in 1995 were on properties operated by others. During fiscal year 1997, the Company expects to drill approximately eight to ten gross wells on its operated properties.



OFFICE FACILITIES



           In May, 1995, the Company purchased an office building located at 3100 North "A" Street, Building B, Midland, Texas, 79705 for approximately $339,000. The Company relocated its corporate offices to this address in November 1995. The Company's telephone number at such office is (915) 684-7005.



DEFINITION OF CERTAIN OIL AND GAS TERMS



           When used in this Proxy Statement, the following terms have the meanings indicated below.



           "Bbl" means a standard barrel of 42 U.S. gallons and represents the basic unit for measuring the production of crude oil and condensate.



           "BOE" means a barrel-of-oil-equivalent and is a customary conversion used in the United States to express oil and gas volumes on a comparable basis. It is determined on the basis of the estimated relative energy content of natural gas to oil, being approximately 6 Mcf of natural gas per Bbl of oil.

           "gross" acre or well means an acre or well in which a working interest is owned.



           "Mcf" means one thousand cubic feet under prescribed conditions of pressure and temperature and represents the basic unit for measuring the production of natural gas.



           "net" acres or wells is determined by multiplying the gross acres or wells, as the case may be, by the applicable working interest in those gross acres or well.



           "proved reserves" means those estimated quantities of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known oil and gas reservoirs under existing economic and operating conditions. Proved reserves are limited to those quantities of oil and gas that can be expected to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods.



           "proved developed oil and gas reserves" are proved reserves that can be expected to be recovered through existing wells and existing equipment and operating methods.



           "proved undeveloped oil and gas reserves" are proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion or secondary or tertiary recovery. Reserves assigned to undrilled acreage are limited to those drilling units that offset productive units reasonably certain of production when drilled.



           "SEC 10 value" means the present value of estimated future net revenues, before income taxes, of proved reserves, determined in all material respects in accordance with the rules and regulations of the Securities and Exchange Commission (generally using prices and costs in effect at the specified date and a 10% discount rate). The prices in effect at March 31, 1996 used in calculating SEC 10 value as of such date for purposes of this Proxy Statement were (a) in the case of oil, an average of $20.70 per Bbl and (b) in the case of gas, an average of $2.03 per Mcf.



ADDITIONAL INFORMATION



           Additional information regarding the Company is set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996, a copy of which accompanies this Proxy Statement.


                    CERTAIN INFORMATION CONCERNING SEABOARD
             ACQUISITION PARTNERS, INC. AND SEABOARD MIDLAND, INC.

           SAP is a Delaware corporation whose principal asset is its ownership of 1,055,683 Shares. SAP conducts no business other than owning Shares. SMI, a Delaware corporation, is a wholly owned subsidiary of SAP and was formed for the purpose of the Merger. SMI has not conducted any business except in connection with the Merger, and has no material assets other than its rights under the Merger Agreement. SMI will cease to exist following the Merger.

           The current officers and directors of SAP are Messrs. E.E. Runyan, Robert L. Marolda and Edward P. Bliss, all of whom are Directors of the Company. Mr. E.E. Runyan is an officer and the sole director of SMI. See "ELECTION OF DIRECTORS" for additional information regarding these individuals.

                            SELECTED FINANCIAL DATA


                                               Three Months
                                              Ended June 30,                               Years Ended March 31,
                                              ----------------         -------------------------------------------------------------
                                              1996        1995         1996          1995           1994          1993          1992
                                              ----        ----         ----          ----           ----          ----          ----
                                                (unaudited)
 STATEMENT OF OPERATIONS DATA:                               (in thousands, except ratios and per share data)
 Operating revenues                        $ 1,723     $ 1,518      $ 6,048       $ 4,366        $ 3,750       $ 3,890       $ 3,062

 Operating income (loss)                       402         520        1,571           613            161           201         (209)
 Net income                                    480         612        1,801           824            207           565            20

 Net income (loss) available
    to common shareholders                     480         612        1,801           824            207           565          (55)
 Preferred stock dividends                     --          --           --            --             --            --             75

 Common stock dividends                        --          --           --            --             --            --            --

 Earnings (loss) per common share
    Primary                                 $ 0.33      $ 0.41        $1.22         $0.68          $0.27         $0.73       $(0.10)

    Fully diluted                              N/A         N/A          N/A           N/A            N/A           N/A           N/A

 Ratio of earnings to fixed charges       192.93:1     98.03:1      91.05:1       31.52:1         8.39:1       19.83:1        1.80:1


 BALANCE SHEET DATA (AS PERIOD END):

 Current assets                            $ 5,130     $ 3,133      $ 4,587       $ 4,461        $ 1,579       $ 3,075       $ 3,385
 Total assets                               15,572      13,804       14,919        13,750          8,860         8,890         8,552

 Current liabilities                           663         472          511         1,030            274           473           546
 Long-term obligations                          --          --           --            --             --            --            --

 Total stockholders' equity                 14,909      13,332       14,408        12,720          8,586         8,417         8,006


 Book value per common share               $ 10.13     $  8.96      $  9.82       $  8.55        $ 11.45       $ 11.13       $ 10.20

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

           At the end of the fiscal year ended March 31, 1996, the Company had working capital of $4,076,000 and a current ratio of 9.0 to 1.0. The primary investing activity during the 1996 fiscal year was approximately $3,466,000 in capital expenditures which includes the cash outlay to drill six development oil wells in the North Robertson Unit and adjacent acreage, four development oil wells in the Quito West Unit and nearby acreage, and one development oil well in Louisiana. Expenditures were also made for undeveloped acreage and an office building.

           During fiscal years ended March 31, 1996 and March 31, 1995, the Company generated cash from operations of $3,554,000 and $2,152,000, respectively. Such cash provided from operations plus the Company's cash balances, has been and is expected to be sufficient to satisfy all of the Company's working capital requirements. In addition to its working capital requirements, the Company expects that its capital expenditure requirements for fiscal year 1997 could total approximately $3,200,000 depending on drilling results of new prospects generated by the Company.

           Approximately 50% of the Company's capital expenditure budget for fiscal 1997 is projected to be on new prospects not associated with the Company's North Robertson and Quito West Units. Development drilling will continue in the Quito West Unit if warranted by waterflood response and in the North Robertson Unit depending on regulatory approval and certain economic conditions.

           To fund such capital expenditures, the Company expects that its cash provided by operations and cash balances plus borrowing under its line of credit described below will be adequate not only to fund fiscal 1997 capital expenditures but provide the Company the financial flexibility needed to respond to investment opportunities for the acquisition of oil and gas properties.

           On August 17, 1994, the Company established a two year revolving line of credit of up to $5,000,000 with a bank. The current borrowing base on the line of credit is $1,800,000 and is determined by the lender's valuation of certain of the Company's proved developed producing oil and gas properties.
The interest rate is the bank's prime rate and a commitment fee of 1/2 of 1% per annum is payable on the unused portion of the credit line. The line of credit is secured by a significant portion of the Company's oil and gas properties and is subject to the terms of an agreement which restricts the incurrence of additional indebtedness and limits the amount of lease payments. At March 31, 1996 the Company had not utilized any portion of its credit line.

           At March 31, 1996, stockholders' equity represented 96.6% of total assets. The Company purchased 20,081 shares of Common Stock during the year ended March 31, 1996 for an aggregate purchase price of $113,000 (an average price per share of $5.63), and 12,638 shares during the year ended March 31, 1995 for an aggregate purchase price of $70,000 (an average price per share of $5.54), all of which shares are being held by the Company as treasury stock.

RESULTS OF OPERATIONS

           The Company's results of operations have been prepared on a BOE (equivalent barrels of oil, using a ratio of six Mcf of gas to one barrel of crude oil) basis for the two years ended March 31, 1996 and 1995.

                                            Three Months Ended                      Years ended
                                                 June 30,                             March 31,
                                        ---------------------------    --------------------------------------
                                             1996            1995              1996                 1995
                                             ----            ----            --------             --------
                                                (unaudited)
 Production and prices

    Oil (Bbls)                             75,000          77,000             311,000              226,000

    Natural gas (Mcf)                      79,000          78,000             331,000              332,000
    Average oil price (per Bbl)            $20.70          $17.92              $17.53               $16.73

    Average gas price (per Mcf)            $ 2.26          $ 1.78              $ 1.81               $ 1.78
    Ratio of average oil to
       average gas price                   9.16/1         10.07/1              9.69/1               9.40/1

    Equivalent barrels
       of oil (BOE)                        88,000          90,000             366,000              281,000
                                        ---------       ---------           ---------            ---------

 Increase in production
    volumes over prior year                 (2.22%)         40.63%              30.25%                7.25%
 Results of operations per BOE
    Oil and gas sales                      $19.58          $16.87              $16.52               $15.54
                                        ---------       ---------           ---------            ---------

    Costs and expenses
       Lease operating expenses              5.23            4.62                5.16                 5.78
       Dryhole and abandonment               2.45             .23                 .05                 1.01

       Depreciation and depletion            5.27            4.31                4.83                 3.91

       General and administrative            2.06            1.92                2.15                 2.66
       Geological and geophysical             --              --                  .05                  --
                                        ---------       ---------           ---------            ---------

                                            15.01           11.08               12.24                13.36
                                        ---------       ---------           ---------            ---------

    Operating income                         4.57            5.79                4.28                 2.18
                                        ---------       ---------           ---------            ---------


    Other income
       Interest income                        .64             .47                 .46                  .51

       Gains on sales of property
         and equipment                        .24             .55                 .19                  --
       Other income                           .01             --                  .01                  .24
                                        ---------       ---------           ---------            ---------

                                              .89            1.02                 .66                  .75
                                        ---------       ---------           ---------            ---------
 Net income per BOE                     $    5.46       $    6.81           $    4.94            $    2.93
                                        =========       =========           =========            =========

THREE MONTHS ENDED JUNE 30, 1996 VS. THREE MONTHS ENDED JUNE 30, 1995



           Revenue from oil and gas production for the three months ended June 30, 1996 was $1,723,000 compared to $1,518,000 for the same period last year. The majority of this increase can be attributed to higher oil prices. The Company received an average of $20.70 per barrel during the current quarter compared to $17.92 per barrel for the same quarter last year. Gas prices also increased from an average of $1.78 last year to $2.26 for the current period.



           Other income reported by the Company for the quarter ended June 30, 1996 was $78,000, a decrease of $14,000 from the same period last year. A gain of $50,000 from the sale of a certain royalty interest recorded last year offset by higher interest income in the current quarter accounts for the decrease.



           Lease operating expenses were $460,000 during the quarter ended June 30, 1996 compared to $416,000 for the same period last year. This increase in lease operating expenses is due primarily to a production tax refund received during the first quarter of last year. General and administrative expenses held steady at 11% of revenue for the three months ended June 30, 1996 and 1995.



YEAR ENDED MARCH 31, 1996 VS. YEAR ENDED MARCH 31, 1995


           Revenues for the fiscal year ended March 31, 1996 increased 39% in total or 6% on an equivalent barrel basis when compared to the fiscal year ended March 31, 1995, primarily due to the combination of a 5% increase in the average oil price received and a 38% increase in oil production. Such increase in oil production resulted from the drilling and other production activities described elsewhere herein.

           Lease operating expenses decreased 11% per equivalent barrel reflecting management's efforts to control operating expenses. General and administrative expense increased slightly by 5% in total, but decreased by 19% on an equivalent barrel basis. Depreciation and depletion increased in total by $666,000 or on an equivalent barrel basis it increased 24%. This increase is the direct result of the 30% increase in production.

           The Company's total other income increased $26,000 due primarily to an increase in interest income.

           The Company's gross deferred tax assets consist primarily of the tax effect of net operating loss carryforwards for Federal income tax purposes totalling $9,070,000. Management believes that it is more likely than not that the Company will be unable to utilize the entirety of the net operating loss carryforwards during the application carryforward period. Management considered the following factors in reaching this conclusion and in estimating the appropriate amount of valuation allowance needed to offset the gross deferred tax assets:

           1. The Company has not generated significant taxable income in prior years and is unable to determine when taxable income of a magnitude sufficient to utilize net operating loss carryforwards will be generated.

           2. The effects of alternative minimum tax limit the usefulness of net operating loss carryforwards.


           3. The expectation that reversal of existing temporary difference in book and tax basis will result in the realization of existing net operating loss carryforwards to the extent necessary to offset the regular tax impact of such reversals.

           4. If the Merger is consummated, the resulting ownership change may limit the use of all or a portion of the net operating loss carry forwards.

NEW ACCOUNTING PRONOUNCEMENTS

           In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 - Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("FAS 121"). FAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995, although earlier adoption is encouraged. The application of FAS 121 to oil and gas companies utilizing the successful efforts method (such as the Company) requires periodic determination of whether the book value of long-lived assets exceeds the future cash flows expected to result from the use of such assets and, if so, requires a reduction of the carrying amount of the "impaired" assets to their estimated fair values.

           At March 31, 1996, the Company elected early adoption of FAS 121 for which it was determined that no impairment exists for the year.

                        PRINCIPAL HOLDERS OF SECURITIES


           The following table sets forth certain information as of August 9, 1996 with respect to (i) each person who owns beneficially more than five percent of the outstanding shares of Common Stock; and (ii) the beneficial ownership of Common Stock by all Officers, Directors and Nominees as a group.


                                                                           Number of Shares
                                                   Relationship            of Common Stock           Percent
             Name and Address                      to Company              Beneficially Owned        of Class
             ----------------                      -----------             ------------------        --------
Seaboard Acquisition Partners, Inc.(1)       Principal Stockholder         1,055,683(2)             71.75%
3100 North"A" Street
Bldg. B, Suite 201
Midland, Texas  79705

All Officers, Directors and Nominees
as a Group (see "Election of Directors" for                                   81,892(3)              5.45%(4)
individual ownership information)

- ----------------------

(1) Mr. E.E. Runyan (Chairman of the Board, Chief Executive Officer and a Director of the Company) is a stockholder, officer and director of SAP; and Messrs. Robert L. Marolda and Edward P. Bliss (Directors of the Company) are officers and directors of SAP.

(2) Includes 701,449 Shares acquired by SAP in the Company's rights offering in 1994 for a purchase price of $4.61 per share.

(3) Does not include any portion of the 1,055,683 shares owned by SAP. Includes shares which such persons have the right to acquire within 60 days through presently exercisable options granted to such persons under the Employer Benefits Plans (as defined herein). See the stock ownership table on the next page and "REMUNERATION OF MANAGEMENT - EMPLOYEE BENEFIT PLANS".

(4) For the sole purpose of calculating this percentage, the shares underlying the options described in (3) above are treated as outstanding shares.


                             ELECTION OF DIRECTORS

   At the Meeting of Stockholders, six (6) Directors are to be elected. The present Board of Directors has fixed the number of Directors for the upcoming fiscal year at six (6). Information with respect to the nominees for Directors is set forth below. Each Director so elected will hold office until the earlier of (a) completion of the Merger or (b) the next Meeting of Stockholders or until his successor is elected and has qualified. The persons named as proxies in the enclosed proxy have been designated by the Board of Directors and intend to vote for the nominees named herein in the election of Directors. If the contingency should occur that any such nominee is unable to serve as a Director, it is intended that the Shares represented by the proxies will be voted in the absence of contrary indication for any substitute nominee that the Board of Directors may designate. Each of the nominees listed has advised the Company that he is willing to serve as a Director if elected.


   The following table sets forth certain information as of August 9, 1996 with respect to each nominee to the Board of Directors, all of whom currently serve in the capacit ies indicated below:


Name, (age), Position with Company            Served as a            Shares of Common Stock        Percent
and address                                  Director Since(1)         Beneficially Owned         of Class(2)
- ------------------------------------------   --------------            ---------------------      --------
E.E. Runyan (62)                            January 1991                      19,960  (3)(4)            1.35%
  Chairman of the Board, Chief

  Executive Officer and Director
5114 Polo Club Drive
Midland, TX  79705

Edward E. Runyan (37)                       January 1991                       5,491  (5)                              *
  Director
1708 Coventry
Midland, TX  79705

Robert L. Marolda (45)                      January 1991                      16,225  (4)(5)                        1.10%
  Director
518 17th Street, Ste. 1010
Denver, CO 80202-4111

Robert L. Hollis (69)                       January 1991                      15,225  (5)                           1.03%
  Director
2011 Parkview Drive
Okmulgee, OK 74447

Gary B. Gilliam (46)                        August 1992                       10,991  (6)                              *
  President, Chief Financial
  Officer, Secretary and Director
4608 Island Drive
Midland, TX  79707

Edward P. Bliss (63)                        August 1993                       14,000  (4)(5)                           *
  Director
38 Bullard St.
Sherborn,  MA  01770

- --------------------

 * Less than one percent of the shares outstanding.

(1) The term of office of each of the present Directors is until the 1996 Meeting of Stockholders or until a successor is elected and has qualified.

(2) For the sole purpose of calculating these percentages, the shares which the named person has the right to acquire within 60 days, by exercise of the options described in these footnotes, are deemed outstanding shares with respect to that person's percentage ownership.


(3) Includes 7,000 shares held in the name of Edward E. Runyan - Defined Benefit Plan and 7,000 shares which Mr. Runyan has the right to acquire within 60 days through a presently exercisable option granted to Mr. Runyan pursuant to the 1994 Employee Incentive Stock Option Plan. See "REMUNERATION OF MANAGEMENT -EMPLOYEE BENEFIT PLANS".


(4) Does not include 1,055,683 shares owned by SAP, of which Messrs. Runyan, Marolda and Bliss are officers and directors. See "PRINCIPAL HOLDERS OF SECURITIES."


(5) Includes 4,000 shares which the named person has the right to acquire within 60 days through a presently exercisable option granted to the named person under the Outside Directors Stock Option Plan. See "REMUNERATION OF MANAGEMENT - EMPLOYEE BENEFIT PLANS".



(6) Includes 9,000 shares which Mr. Gilliam has the right to acquire within 60 days through a presently exercisable option granted to Mr. Gilliam pursuant to the 1994 Employee Incentive Stock Option Plan. See "REMUNERATION OF MANAGEMENT - EMPLOYEE BENEFIT PLANS".

   Presented below is certain biographical information with respect to each Director and executive officer of the Company (all such persons are United States citizens).

   E.E. Runyan became Chairman of the Board and Chief Executive Officer of the Company in January 1991. For in excess of the past five years, Mr Runyan has been an independent oil operator in Midland, Texas, operating through Runyan Oil Co., Texon Oil Company and Honolulu Oil Co. He is the father of Edward E. Runyan and the brother-in-law of Robert L. Hollis, both of whom are Directors.

   Edward E. Runyan, a Director of the Company since January 1991, is currently President and a Director of Texon Oil Company and a Director of Merlyn Energy. Mr. Runyan was formerly employed as a production engineer by Conoco, Inc. from June 1982 until joining Texon Oil Company in February 1991. He is the son of E.E. Runyan, Chairman of the Board and Chief Executive Officer of the Company, and the nephew of Robert L. Hollis, a Director of the Company.

   Robert L. Marolda is currently President and a Director of Castlereagh Investments, Inc., a privately held oil, gas and corporate investment company. Mr. Marolda previously served as Chairman and President of BMR Corporation from 1986 through its sale in July 1993. He also served as President of Energy Minerals Corporation, BMR's operating subsidiary, an independent oil and gas company based in Denver, Colorado from 1984 to July 1993. Mr. Marolda also serves as a Director of Honolulu Oil Co. He has been a Director of the Company since 1991.

   Robert L. Hollis became a Director of the Company in January 1991. For in excess of the past five years, Mr. Hollis has served in a variety of positions at First National Bank & Trust Co. of Okmulgee, Oklahoma, including Chairman of the Board and Chief Executive Officer, and is currently chairman emeritus of that institution. In addition, Mr. Hollis serves as President of First Okmulgee Corporation, Okmulgee, Oklahoma. He is the uncle of Edward E. Runyan, a Director of the Company, and the brother-in-law of E.E. Runyan, Chairman of the Board and Chief Executive Officer of the Company.

   Gary B. Gilliam became a Director of the Company in August 1992. He has served as President, Chief Financial Officer and Secretary of the Company since July 1991.

   Edward P. Bliss is and has been, for in excess of five years, an Investment Counselor for Loomis, Sayles & Company, Inc., and serves as a Managing Partner and Vice President of Loomis, Sayles & Company. He also serves as a Director of Sierra Pacific Resources, Inc., a public utility company. Mr. Bliss has been a Director of the Company since August 1993.

                      COMMITTEES AND MEETINGS OF THE BOARD


   The Company currently has only three committees of the Board of Directors, the Audit Committee, the Employee Plan Committee and the Special Committee formed in connection with the Merger. The Audit Committee, composed of Messrs. Edward E. Runyan, Hollis and Marolda, considers financial matters relating to the Company's independent auditors and hears reports by the Company's independent auditors with respect to management controls and other related matters. The Audit Committee met one time during the fiscal year ended March 31, 1996. The Employee Plan Committee is composed of Messrs. Edward E. Runyan, Marolda, Hollis and Bliss, and administers the Company's 1994 Employee Incentive Stock Option Plan. The Employee Plan Committee met one time during the Company's fiscal year ended March 31, 1996. The Special Committee, composed of Messrs. Edward E. Runyan, Gilliam and Hollis, was formed to consider issues related to the Merger. See "SPECIAL FACTORS - BACKGROUND OF THE MERGER." The Special Committee met three times during the fiscal year ended March 31, 1996.


     During the year ended March 31, 1996, the Board of Directors held four meetings. No Director proposed for election attended fewer than 75 percent of the aggregate of the total number of Board and Committee (as applicable) meetings held during the period that he served.

                           REMUNERATION OF MANAGEMENT

   The following table sets forth information as to remuneration paid by the Company to its chief executive officer and its only other executive officer whose total cash compensation exceeded $100,000, for services rendered in all capacities to the Company during each of the last three fiscal years ended March 31, 1994, 1995 and 1996:

                           SUMMARY COMPENSATION TABLE





                                                                           Long Term      All Other
                                                Annual Compensation(1)    Compensation  Compensation(2)
                                                -------------------       ------------  ------------
                                                                             Securities
                                                                             Underlying
 Name and Principal Position           Year      Salary         Bonus      Options/SARs
 ---------------------------           ----      ------         -----      ------------
 E.E. Runyan                           1996   $70,000        $15,778 (3)        4,000       $ 6,000

    Chairman of the Board, Chief       1995   $65,833        $ 5,000 (4)        3,000       $ 4,500

    Executive Officer & a Director     1994   $60,000        $10,000                0       $ 6,000


 Gary B. Gilliam                       1996   $90,000        $15,778 (3)        4,000       $18,578 (5)

    President, Chief Financial         1995   $89,917        $ 5,000 (4)        5,000       $16,667 (5)

    Officer, Secretary & a Director    1994   $85,000        $10,000                0       $16,210 (5)

- --------------------


(1) In addition to annual salary and bonuses, certain of the Company's executive officers receive certain personal benefits as part of their annual compensation. The aggregate amount of such personal benefits, however, does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any of the named executive officers.
(2)  Includes amounts paid to the named persons in their capacities as
     Directors of the   Company for attendance at meetings of the Board.
(3) Does not include a performance bonus of approximately $34,225 for services rendered in the fiscal year ended March 31, 1996, but paid in the fiscal year ended March 31, 1997.
(4) Does not include a performance bonus of approximately $15,778 for services rendered in the fiscal year ended March 31, 1995, but paid in the fiscal year ended March 31, 1996.

(5) Includes the dollar value of any insurance premiums paid by, or on behalf of, the Company with respect to term life insurance for the benefit of the named executive officer.

EMPLOYMENT ARRANGEMENTS

   The Company has no employment agreements with any of its current officers or employees, and has no compensatory plans or arrangements related to the resignation, retirement or other termination of an executive officer's employment or to a change in control of the Company other than benefits under the Employee Benefit Plans. See "-Employee Benefit Plans."

DIRECTORS' FEES

   The Company currently compensates its Directors for attendance at Board and Committee meetings at the rate of $1500 for Board meetings and $500 for Committee meetings held separately from Board meetings.

EMPLOYEE BENEFIT PLANS

   The Company currently has three employee benefit plans, the Seaboard Oil Co. 1994 Employee Incentive Stock Option Plan, the Outside Directors Stock Option Plan of Seaboard Oil Co. and the Directors Long-Term Incentive Plan of Seaboard Oil Co. (collective, the "Employee Benefit Plans"). The following tables reflect grants under the Employee Benefit Plans to the executive officers named in the Summary Compensation Table. A description of each of the Employee Benefit Plans follows the tables.

                    OPTIONS/SARS GRANTED IN LAST FISCAL YEAR

                             Number of Shares             % of Total Options/SARs Granted     Exercise   Expiration
       Name          Underlying Options/SARs Granted(1)   to Employees in Fiscal Year (2)      Price        Date
       ----          -------------------------------      ---------------------------          -----        ----


 E.E. Runyan                       4,000                                33%                    $5.50     August 25,
                                                                                                            2005

 Gary B. Gilliam                   4,000                                33%                    $5.00     August 25,
                                                                                                            2005

- --------------------

(1) All shares listed relate to options granted under the 1994 Employee Incentive Stock Option Plan on August 25, 1995, and are immediately and fully exercisable.

(2) These percentages are based solely on the options granted under the 1994 Employee Incentive Stock Option Plan and do not include options granted to non-employee directors under the Outside Directors Stock Option Plan.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                      Number of Securities Underlying Unexercised         Value of Unexercised In-the-Money
                                 Options/SARs at FY-End                         Options/SARs at FY-End
        Name                  Exercisable/Unexercisable(1)                   Exercisable/Unexercisable(2)
        ----                  -------------------------                      -------------------------
 E.E. Runyan                            7,000/0                                      $1,850.00/0
 Gary B. Gilliam                        9,000/0                                      $6,500.00/0

- --------------------

(1) All shares listed relate to options granted under the 1994 Employee Incentive Stock Option Plan on August 26, 1994, and on August 25, 1995, and are immediately and fully exercisable.

(2) The bid and ask prices for the Common Stock as reported on the Nasdaq Small-cap Market on March 31, 1996 (fiscal year end) were $5.75 and $6.25, respectively. Therefore, the "fair market value" used to calculate the value in this column is $6.00.

   Outside Directors Stock Option Plan. The Outside Directors Stock Option Plan provides for the issuance of stock options to the outside directors of the Company. A total of 40,000 shares of Common Stock has been authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. Only outside directors are eligible to participate in the plan. Outside directors are those directors of the Company who are not executive officers or regular salaried employees of the Company as of the date an option is granted. Under the plan, an option for 2,000 shares of Common Stock will be granted to each person who qualifies as an outside director as of the effective date of the plan and each year thereafter that such person is elected as a director of the Company through and including 1998. The exercise price of each option granted under the plan will be the fair market value (as reported on the Nasdaq Small Cap Market) of the Common Stock at the time the option is granted, and may be paid either in cash or shares of Common Stock. Each option will be exercisable immediately, and will expire ten years from the date of grant. An option granted under the plan is not transferrable other than by will or the laws of descent and distribution. In the event a participant in the plan ceases to be an outside director, other than by reason of death or change of control of the Company, such participant may exercise an outstanding option under the plan within ninety days after such termination, to the extent the participant was entitled to exercise the option on the date of termination. In the event of the death of a participant under the plan, such participant's option(s) may be exercised by the executors or administrators of the optionee's estate or by the legatees of such participant within one year after his death, so long as the term of the option has not expired. In the event of a change of control of the Company, each participant will be provided with notice of the change of control and will have thirty days from the date of such notice to exercise options granted under the plan, subject to certain conditions. The Company does not receive any consideration upon the grant of options under the plan. The options granted under the plan are intended to be non-qualifying options for federal income tax purposes. Because options under the plan are not generally transferrable, do not appear to be subject to a substantial risk of forfeiture and the exercise price will be the fair market value of the common stock on the date of grant, the options should not be taxable to an optionee until the optionee exercises the option, at which time the optionee would recognize income on the difference between the exercise price and the fair market value of the shares on the date of exercise. The grant of options under the plan should be treated as compensation paid by the Company for purposes of the Company's federal income tax considerations. The Board of Directors may amend the plan without the approval of the stockholders of the Company in any respect other than the following, which require stockholder approval: material increases in the number of shares which may be awarded under the plan, material increases in the benefits accruing to participants under the plan, material modifications of the requirements for eligibility for participation in the plan, or any other amendment which requires stockholder approval by law. The Company currently has four directors, Messrs. Edward E. Runyan, Marolda, Hollis and Bliss, who are eligible to participate in the plan. Pursuant to the terms of the plan, an option for 2,000 shares of Common Stock was granted to each of the currently eligible outside directors as of August 25, 1995, with an exercise price of $5.00 per share.

   1994 Employee Incentive Stock Option Plan. The 1994 Employee Incentive Stock Option Plan provides for the grant of qualified stock options to the employees of the Company and its subsidiaries, including officers and directors who are salaried employees. A total of 60,000 shares of Common Stock has been authorized and reserved for issuance under the plan, subject to adjustment to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. The plan is administered by the Employee Plan Committee, which consists of not less than three and not more than five directors who are not eligible to participate in the plan. The Committee has the sole authority to interpret the plan, to determine the persons to whom options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of the options to be granted under the plan; provided that (a) the exercise price of each option granted under the plan may not be less than the fair market value of the Common Stock on the date the option is granted

(110% of fair market value if the employee is the beneficial owner of 10% or more of the Company's voting securities), (b) the exercise price must be paid in cash or by surrendering previously owned shares of Common Stock upon the exercise of the option, (c) the term of the option may not exceed ten years, and (d) no option is transferrable other than by will or the laws of descent and distribution. Upon termination of an optionee's employment (other than by death or disability), the option may be exercised prior to the expiration date of the option or within three months after the date of such termination, whichever is earlier, but only to the extent the optionee had the right to exercise the option upon the date of such termination. In the event of the death or disability of an optionee, the option may be exercised by such person, his guardian, legatee or personal representative at any time prior to the expiration date of the option or within one year after the date of the death or disability, whichever is earlier, but only to the extent the optionee had the right to exercise the option as of the date of his death or disability.
Options may not be granted under the plan to any individual if the effect of such grant would permit that person to have the first opportunity to exercise such options, in any calendar year, for the purchase of shares having a fair market value (at the time of grant of the option) in excess of $100,000.00. Neither the Company nor any of its subsidiaries will receive any consideration for the granting of options under the plan. Options granted under the plan are intended to have the federal income tax consequences of a qualified stock option. As a result, the exercise of the option will not be a taxable event; the taxable event occurs at the time the shares of Common Stock acquired upon exercise of the option are sold. If the optionee holds such shares for the later of two years from the date the option was granted or one year from the date of exercise of the option, the difference between the price paid for the shares at exercise and the price for which those shares are sold will be treated as capital gains income. If the optionee does not hold the shares for the required holding period, the income would be treated as ordinary income rather than capital gains income. The grant of options under the plan will be treated as compensation by the Company for federal income tax purposes. The Board of Directors may amend the plan, without stockholder approval, in any respect other than the following, which will require stockholder approval: increasing the total number of shares for which options may be granted under the plan, changing the minimum exercise price, affecting outstanding options or the unexercised rights thereunder, extending the option period, or extending the termination date of the plan. There are currently approximately ten persons who are eligible to participate under the plan. On August 25, 1995, options were granted under the plan to Mr. E.E. Runyan (4,000 shares), Mr. Gary Gilliam (4,000 shares), and certain employees who are not executive officers (as a group, 4,000 shares).

   Directors Long-Term Incentive Plan. The Directors Long-Term Incentive Plan provides for awards of shares of Common Stock to the current directors of the Company based upon the Company achieving certain performance objectives described in the plan over a five year period. A total of 50,000 shares of Common Stock has been authorized and reserved for issuance pursuant to the plan, subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. Only the current directors of the Company are eligible to participate under the plan. The number of shares included in the awards to the directors, if any, will be based upon the extent to which certain performance objectives are attained by the Company. The performance objectives are based upon increases in the value of the Company as determined in accordance with a formula set forth in the plan. Upon the death of any of the participants, that participant's legatees or personal representative will receive an award under the plan based upon the number of years that participant served as a director under the plan. In the event of a change of control of the company or in the event the performance objectives are fully attained at any annual review prior to termination of the plan, awards will be granted to the directors as if the performance objectives had been fully attained. If not previously granted, awards will be granted under the plan to the extent the performance objectives are attained at the expiration of five years from the date of the plan. The plan will terminate upon grants of awards to all eligible directors or upon the expiration of the five year period. If an eligible director is terminated for any reason other than death or change of control, the terminated director will not be entitled to any award under the plan. The Board of Directors may amend the plan without approval of the stockholders in any respect other than the following, which require stockholder approval: material increases in the number of shares which may be awarded under the plan, material increases in the benefits accruing to participants in the plan, material modifications of the requirements for eligibility for participation under the plan, and any other amendment requiring stockholder approval by law. There are six persons eligible to participate under the plan. No awards have been granted under the plan.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

   In February 1996, the Company entered into two drilling arrangements with Honolulu Oil Co. Mr. E.E. Runyan is a principal shareholder of Honolulu Oil Co., and Mr. Marolda is a director of that corporation. Pursuant to the arrangements, the Company acquired interests in oil and gas leases from Honolulu Oil Co. in exchange for an agreement to pay $20,000 for each well drilled on the subject leases, plus a cash payment at closing on one of the leases. As of June 30, 1996, the Company had paid to Honolulu Oil Co. approximately $60,000 pursuant to these arrangements. The Company believes the terms of these transactions to be fair and in accordance with customary practice in the industry.

       COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

   Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to the rules and regulations promulgated under Section 16(a) of the Securities Exchange Act of 1934 during and with respect to the Company's last fiscal year and upon certain written representations received by the Company, the Company is not aware of any failure by a reporting person of the Company under Section 16(a) to timely file reports required by Section 16(a).

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The Company's independent public accountant for the most recently completed fiscal year and for the current year is KPMG Peat Marwick LLP. A representative of KPMG Peat Marwick LLP will be present at the Meeting. This representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to Stockholder questions.

                                  FORM 10-KSB


   A copy of the Company's Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission, which contains financial statements as of, and for the year ended, March 31, 1996 accompanies this Proxy Statement.

                             STOCKHOLDER PROPOSALS

   In the event the Merger is not approved and consummated, Stockholders who desire to present proposals to the Company for consideration for inclusion in the Company's Proxy Statement and form of proxy for the 1997 Meeting of Stockholders of the Company must submit such proposals to the Secretary of the Company by April 1, 1997.

                         TRANSACTION OF OTHER BUSINESS

   Management does not intend to present to the Meeting any business other than as set forth in the Notice of Annual Meeting and knows of no other business to be presented for action at the Meeting. If, however, any other business should properly come before the Meeting or any adjournments thereof, it is intended that all proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.



                               By Order of the Board of Directors


                               Gary B. Gilliam
                               President, Chief Financial Officer and Secretary

Midland, Texas
September ____, 1996

               SEABOARD OIL CO. CONSOLIDATED FINANCIAL STATEMENTS

                 Index to Consolidated Financial Statements and
                     Supplementary Financial Information

                                                                                  Page
                                                                                  ----
Independent Auditors' Report                                                         F-2

Financial Statements:

  Consolidated Balance Sheets as of June 30,
    1996 (unaudited) and March 31, 1996                                              F-3

  Consolidated Statements of Operations,
    For the three months ended June 30, 1996 and
    1995 (unaudited) and for the years ended
    March 31, 1996 and 1995                                                          F-4

  Consolidated Statements of Stockholders' Equity,
    For the three months ended June 30, 1996
    (unaudited) and for the years ended
    March 31, 1996 and 1995                                                          F-5

  Consolidated Statements of Cash Flows,
    For the three months ended June 30, 1996 and
    1995 (unaudited) and for the years ended
    March 31, 1996 and 1995                                                          F-6

  Notes to Consolidated Financial Statements                                         F-7

                          Independent Auditors' Report



The Board of Directors and Stockholders
Seaboard Oil Co.:


We have audited the accompanying consolidated balance sheet of Seaboard Oil Co. and subsidiaries as of March 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended March 31, 1996 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seaboard Oil Co. and subsidiaries as of March 31, 1996 and the results of their operations and their cash flows for the years ended March 31, 1996 and 1995, in conformity with generally accepted accounting principles.





                                                    KPMG PEAT MARWICK LLP


Midland, Texas
 May 20, 1996

                                SEABOARD OIL CO.
                          Consolidated Balance Sheets

                                                          Assets
                                                          ------
                                                                        June 30, 1996              March 31, 1996
                                                                        -------------              --------------
                                                                         (unaudited)
Current assets:
    Cash and cash equivalents                                            $ 4,416,000                 $ 3,827,000
    Accounts receivable:
       Trade                                                                  68,000                      47,000
       Oil and gas sales                                                     580,000                     650,000
       Other                                                                   6,000                       9,000
    Other current assets                                                      60,000                      54,000
                                                                         -----------                 -----------

                 Total current assets                                      5,130,000                   4,587,000
                                                                         -----------                 -----------

Property and equipment at cost:
    Oil and gas properties, based on
       successful efforts accounting method                               17,289,000                  16,715,000
    Other equipment                                                          851,000                     868,000
                                                                         -----------                 -----------
                                                                          18,140,000                  17,583,000
    Less accumulated depreciation and depletion                           (7,698,000)                 (7,251,000)
                                                                         -----------                 -----------

                 Net property and equipment                               10,442,000                  10,332,000
                                                                         -----------                 -----------

                                                                         $15,572,000                 $14,919,000
                                                                         ===========                 ===========

                                           Liabilities and Stockholders' Equity
                                           ------------------------------------

Current liabilities:
    Trade accounts payable                                               $   376,000                 $   176,000
    Accrued liabilities:
       Oil and gas sales                                                     128,000                     117,000
       Other                                                                 159,000                     218,000
                                                                         -----------                 -----------

                 Total current liabilities                                   663,000                     511,000
                                                                         -----------                 -----------

Stockholders' equity:
    Preferred Stock, $.10 par value.
       Authorized 500,000 shares; no
       shares issued or outstanding                                              -                           -
    Common Stock, $.01 par value.
       Authorized 3,000,000 shares,
       1,571,015 and 1,567,015 issued, respectively;
       1,471,369 and 1,467,369 outstanding, respectively                      16,000                      16,000
    Capital in excess of par value                                         9,538,000                   9,517,000
    Retained earnings                                                      5,903,000                   5,423,000
                                                                         -----------                 -----------
                                                                          15,457,000                  14,956,000
    Less: Treasury stock, at cost, 99,646 shares                            (548,000)                   (548,000)
                                                                         -----------                 -----------

                 Total stockholders' equity                               14,909,000                  14,408,000

Commitments
                                                                         -----------                 -----------
                                                                         $15,572,000                 $14,919,000
                                                                         ===========                 ===========



See accompanying notes to consolidated financial statements.

                                SEABOARD OIL CO.
                     Consolidated Statements of Operations

                                                               Three months ended
                                                                     June 30,               Years ended March 31,
                                                            ---------------------------     ---------------------
                                                               1996            1995           1996         1995
                                                            ----------      ----------      --------      -------
                                                                  (unaudited)
Operating revenues-oil and gas sales                        $1,723,000     $1,518,000    $6,048,000    $4,366,000
                                                            ----------     ----------    ----------    ----------

Operating costs and expenses:
   Lease operating expenses                                    460,000        416,000     1,887,000     1,624,000
   Dryhole and abandonment                                     216,000         21,000        21,000       283,000
   Depreciation and depletion                                  464,000        388,000     1,766,000     1,100,000
   General and administrative                                  181,000        173,000       786,000       746,000
   Geological and geophysical                                     -              -           17,000          -
                                                            ----------     ----------    ----------    ----------

      Total operating costs and expenses                     1,321,000        998,000     4,477,000     3,753,000
                                                            ----------     ----------    ----------    ----------

Operating income                                               402,000        520,000     1,571,000       613,000
                                                            ----------     ----------    ----------    ----------

Other income:
   Interest income                                              56,000         42,000       167,000       143,000
   Gains on sales of property and equipment                     21,000         50,000        69,000          -
   Other income                                                  1,000           -            2,000        68,000
                                                            ----------     ----------    ----------    ----------

      Total other income                                        78,000         92,000       238,000       211,000
                                                            ----------     ----------    ----------    ----------

Income before income taxes                                     480,000        612,000     1,809,000       824,000

Income tax expense-current                                        -              -            8,000          -
                                                            ----------     ----------    ----------    ----------

Net income                                                  $  480,000     $  612,000    $1,801,000    $  824,000
                                                            ==========     ==========    ==========    ==========

Earnings per share                                          $     0.33     $     0.41    $     1.22    $     0.68
                                                            ==========     ==========    ==========    ==========

Weighted average shares outstanding                          1,469,918      1,487,450     1,478,530     1,215,196
                                                            ==========     ==========    ==========    ==========





See accompanying notes to consolidated financial statements.

                                     Common Stock                                                Treasury Stock
                                  ------------------                                             --------------

                                                             Capital
                                   Shares                 in excess of         Retained
                                   Issued       Amount    of par value         earnings        Shares       Amount          Total
                                  --------      ------    ------------         --------        ------       ------        ---------
 Balances at March 31, 1994        817,089    $  8,000        $6,145,000     $2,798,000        66,927   $(365,000)     $ 8,586,000

 Net Income                          -            -               -             824,000           -          -             824,000


 Issuance of Common Stock          749,926       8,000         3,372,000          -               -          -           3,380,000
 Purchase of Common Stock            -            -               -               -            12,638    ( 70,000)        ( 70,000)
                                 ---------    --------        ----------     ----------        ------   ---------      -----------

 Balances at March 31, 1995      1,567,015      16,000         9,517,000      3,622,000        79,565    (435,000)      12,720,000
 Net Income                          -            -               -           1,801,000           -          -           1,801,000

 Purchase of common stock            -            -               -               -            20,081    (113,000)        (113,000)
                                 ---------    --------        ----------     ----------        ------   ---------      -----------

 Balances at March 31, 1996      1,567,015      16,000         9,517,000      5,423,000        99,646    (548,000)      14,408,000
 Net income (unaudited)              -            -               -             480,000           -          -             480,000

 Exercise of stock option
    (unaudited)                      4,000        -               21,000          -               -          -              21,000
                                 ---------    --------        ----------     ----------        ------   ---------      -----------
 Balances at June 30, 1996
    (unaudited                   1,571,015    $ 16,000        $9,538,000     $5,903,000        99,646   $(548,000)     $14,909,000
                                 =========    ========        ==========     ==========        ======   =========      ===========


See accompanying notes to consolidated financial statements.

                                SEABOARD OIL CO.
                     Consolidated Statements of Cash Flows

                                                                Three months ended
                                                                     June 30,               Years ended March 31,
                                                           ---------------------------      ---------------------
                                                              1996            1995             1996         1995
                                                           ----------      ----------      -----------     -------
                                                                  (unaudited)

Cash flows from operating activities:
   Net income                                              $  480,000     $  612,000    $1,801,000    $  824,000
   Adjustments to reconcile net income to cash
      provided by operating activities:
         Depreciation and depletion                           464,000        388,000     1,766,000     1,100,000
         Dryhole and abandonment                              213,000         11,000        11,000       275,000
         Gain on sale of assets                               (21,000)       (50,000)      (69,000)         -
         Income taxes                                             -              -           8,000          -
   Change in operating assets and liabilities:
      (Increase) decrease in accounts receivable               52,000       (139,000)     (163,000)     (125,000)
      (Increase) decrease in other current assets              (6,000)       106,000        90,000       (46,000)
      Increase in accounts payable                            200,000         69,000        25,000        75,000
      Increase (decrease) in accrued liabilities              (47,000)         5,000        85,000        49,000
                                                           ----------     ----------    ----------    ----------

         Net cash provided by operating activities          1,335,000      1,002,000     3,554,000     2,152,000
                                                           ----------     ----------    ----------    ----------

Cash flows from investing activities:
   Additions to oil and gas properties                       (795,000)    (2,087,000)   (3,025,000)   (2,721,000)
   Additions to other equipment                                  -          (340,000)     (442,000)      (30,000)
   Proceeds from sales of property and equipment               28,000         64,000        84,000          -
                                                           ----------     ----------    ----------    ----------

         Net cash used in investing activities               (767,000)    (2,363,000)   (3,383,000)   (2,751,000)
                                                           ----------     ----------    ----------    ----------

Cash flows from financing activities:
   Exercise of stock option                                    21,000           -             -             -
   Purchase of Treasury stock                                     -             -         (113,000)      (70,000)
   Proceeds from stock offering                                   -             -             -        3,380,000
                                                           ----------     ----------    ----------    ----------

         Net cash provided by (used in)
            financing activities                               21,000           -         (113,000)    3,310,000
                                                           ----------     ----------    ----------    ----------

Net increase (decrease) in cash and cash equivalents          589,000     (1,361,000)       58,000     2,711,000

Cash and cash equivalents at beginning of year              3,827,000      3,769,000     3,769,000     1,058,000
                                                           ----------     ----------    ----------    ----------

Cash and cash equivalents at end of year                   $4,416,000     $2,408,000    $3,827,000    $3,769,000
                                                           ==========     ==========    ==========    ==========





See accompanying notes to consolidated financial statements.

                               SEABOARD OIL CO.
                  Notes to Consolidated Financial Statements


(1)      Organization and Summary of Significant Accounting Policies

         Organization

         Seaboard Oil Co. (the "Company") was organized as a Delaware corporation in June 1988 and began operations in March 1989. The Company's business focus is in domestic oil and gas exploration, development and production. The majority of the Company's business is conducted in the Permian Basin area of Texas with minor operations in New Mexico, Louisiana, Oklahoma, Arkansas, North Dakota, Colorado and Wyoming.

         Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant accounts and transactions between the Company and its subsidiaries have been eliminated.

         Use of Estimates in the Preparation of Financial Statements

         Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

         Cash Equivalents

         For purposes of the statements of cash flows, the Company considers all money market accounts and highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                               SEABOARD OIL CO.
            Notes to Consolidated Financial Statements (Continued)


         Impairment of Long-Lived Asset

         The Company follows the provisions of Statement of Financial
          Accounting Standards No. 121 - Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("FAS 121"). Consequently, the Company reviews its long-lived assets to be held and used, including oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows on a field by field basis, is less than the carrying amount of the assets for the corresponding field. No impairment was determined to exist during the year ended March 31, 1996.

         Oil and Gas Properties

         The Company utilizes the successful efforts method of accounting for its oil and gas properties and equipment. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs are expensed. The carrying amounts of properties sold or otherwise disposed of and the related allowances for depletion are eliminated from the accounts and any gain or loss is included in the results of operations.

         Capitalized costs relating to proved properties are depleted on net equivalent barrels using the unit-of-production method applied to groups of properties with common geological structures based on estimated proved oil and gas reserves. Costs of significant nonproducing properties and development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined.

         Prior to the adoption of FAS 121 on April 1, 1995, the Company's aggregate oil and gas properties were carried at cost, not in excess of total estimated future net revenues net of related income tax effects calculated on a company-wide basis. The adoption of FAS 121 had no effect on the Company's consolidated financial statements.

                               SEABOARD OIL CO.
            Notes to Consolidated Financial Statements (Continued)

         Other Equipment

         Other equipment is recorded at cost. Maintenance and repairs are charged to operations; renewals and betterments are charged to the appropriate property and equipment accounts. Upon retirement or disposition of assets other than oil and gas properties, the cost and related accumulated depreciation are removed from the accounts with the resulting gains or losses, if any, reflected in results of operations. Depreciation of other property and equipment is computed based on the straight-line method over the estimated useful lives of the assets, which range from three to fifteen years.

         Gas Balancing

         The Company utilizes the sales method of accounting for natural gas revenues whereby revenues are recognized based on the amount of gas sold to purchasers. The amount of gas sold may differ from the amount to which the Company is entitled based on its working interests in the properties. At March 31, 1996, the Company considers the effect of its overproduced position to be immaterial.

         Income Taxes

         The Company accounts for federal income taxes using the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Earnings Per Share

         Earnings per common share are based on the weighted average number of common shares outstanding during each period. Stock options for the years ended March 31, 1996 and 1995 were antidilutive.

                               SEABOARD OIL CO.
            Notes to Consolidated Financial Statements (Continued)

         Environmental

         The Company is subject to extensive Federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

         Interim Financial Statements

         The interim financial information for the three months ended June 30, 1996 and 1995 is unaudited. However, in the opinion of management, these interim financial statements include all the necessary adjustments to fairly present the results of the interim periods and all such adjustments are of a normal recurring nature. The interim financial statements should be read in conjunction with the audited financial statements for the years ended March 31, 1996 and 1995.

         Reclassifications

         Certain reclassifications have been made to the June 30, 1995 financial statements to conform to the June 30, 1996 presentation.

(2)      Disclosures About Fair Value of Financial Instruments

         The carrying amount of cash, accounts receivable, accounts payable, and accrued liabilities approximates fair value because of the short maturity of these instruments.

(3)      Common Stock Rights Offering

         On August 8, 1994 the Company closed its common stock rights offering dated July 8, 1994. The Company offered 749,926 shares of its common stock at $4.61 per share to stockholders of record at June 24, 1994. The net proceeds the Company received was approximately $3,380,000.

                             SEABOARD OIL CO.
            Notes to Consolidated Financial Statements (Continued)


(4)              Income Taxes

                 Federal income tax expense differs for the years ended March
                  31, 1996 and 1995 from the amount computed at the Federal statutory income tax rate as follows:

                                                              Years ended
                                                                 March 31,
                                                          ------------------
                                                          1996          1995
                                                          ----          ----
                 Income tax expense at
                    statutory rates                      $616,000     $283,000
                 Increase (reduction) in
                    income taxes resulting
                    from:

                 Change in beginning-of-the-
                    year balance of the valuation
                    allowance for deferred tax
                   assets in income tax expense          (617,000)    (284,000)

                 Other, net                                 9,000        1,000
                                                         --------     --------

                         Income tax expense              $  8,000     $  -
                                                         ========     ========

                 The tax effect of temporary differences that give rise to
                    significant portions of the deferred tax assets and deferred tax liabilities at March 31 are presented below:

                                                                                                    1996
                                                                                                    ----
         Deferred tax assets:
           Net operating loss carryforwards                                                          $3,083,000
           Accounts receivable, principally
           due to allowance for doubtful accounts                                                        23,000
           Alternative minimum tax credit
           carryforwards                                                                                  6,000
           Other                                                                                          5,000
                                                                                                     ----------
                Total gross deferred tax assets                                                       3,117,000

                Less valuation allowance                                                             (1,862,000)
                                                                                                      ---------
                Net deferred tax
                assets                                                                                1,255,000
                                                                                                      ---------
         Deferred tax liability:
           Property and equipment, principally
           due to differences in basis and
           depletion and the deduction of
           intangible drilling costs for
           tax purposes                                                                              (1,255,000)
                                                                                                     ----------
                Net deferred tax asset (liability)                                                   $     -
                                                                                                     ==========

                                SEABOARD OIL CO.
             Notes to Consolidated Financial Statements (Continued)


                 A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Based on recent operating results, the Company expects to generate sufficient taxable income during the carryforward periods to realize the net deferred tax assets remaining as of March 31, 1996. The valuation allowance for deferred tax assets as of April 1, 1995 was $2,479,000. The net change in the total valuation allowance for the years ended March 31, 1996 and 1995 was a decrease of $617,000 and $284,000, respectively.

                 At March 31, 1996, the Company has net operating loss
                    carryforwards and alternative minimum tax carryforwards which may be used in future years to offset future regular and alternative minimum taxable income. The schedule below summarizes the net operating loss carryforwards and alternative minimum tax carryforwards and their expiration dates. The carryforwards expire as of March 31, of the year listed.



                                        Net                  Alternative
                 Date of           Operating Loss            Minimum Tax
               expiration          Carryforwards            Carryforwards
               ----------          --------------           -------------

                 1998               $2,629,000                $2,141,000
                 1999                1,288,000                 1,288,000
                 2001                2,268,000                 2,268,000
                 2002                  147,000                   147,000
                 2003                   41,000                    41,000
                 2004                1,421,000                 1,421,000
                 2005                1,114,000                 1,026,000
                 2007                  111,000                     8,000
                 2009                   48,000                         -
                 2010                    3,000                         -
                                    ----------                ----------
                                    $9,070,000                $8,340,000
                                    ==========                ==========



(5)              Line of Credit
                 --------------

                 On August 17, 1994, the Company established a two year
                    revolving line of credit of up to $5,000,000 with a bank. The current borrowing base on the line of credit is $1,800,000 and is determined by the lender's valuation of certain of the Company's proved developed producing oil and gas properties. The interest rate is the bank's prime rate and a commitment fee of 1/2 of 1% per annum is payable on the unused portion of the credit line. The line of credit is secured by a significant portion of the Company's oil and gas properties and is subject to the terms of an agreement which restricts the incurrence of

                               SEABOARD OIL CO.
            Notes to Consolidated Financial Statements (Continued)


                    additional indebtedness and limits the amount of lease payments. At March 31, 1996 the Company had not utilized any portion of its credit line. Commitment fee expense was $9,000 for each of the years ended March 31, 1996 and 1995.

(6)              Stock Option and Stock Award Plans

                 Employee Incentive Stock Option Plan.

                 During the 1995 fiscal year, the Company authorized and
                    adopted the 1994 Employee Incentive Stock Option Plan (the "1994 Plan") which was approved by the Company's stockholders. A total of 60,000 shares of common stock were authorized and reserved for issuance under the 1994 Plan. Options are issued with an exercise price equal to the fair market value of the common stock at the date of grant.
                    Each option is exercisable immediately and will expire ten years from the date of grant. No options were exercised in the fiscal years ended March 31, 1996 and 1995. Shares to be issued under the 1994 Employee Incentive Stock Option Plan were registered under the Securities Act of 1933 on November 22, 1994.

                 A summary of stock option activity for the 1994 Plan for the past two years is as follows:

                                                  Number of    Option Price
                                                    Shares       per Share
                                                  ---------    -------------
                 Outstanding at
                        March 31, 1994                -              -
                    Granted                         12,000      $5.50-$6.05
                    Exercised                         -              -
                 Outstanding at
                        March 31, 1995              12,000      $5.50-$6.05
                    Granted                         12,000      $5.00-$5.50
                    Exercised                         -              -
                 Outstanding at
                        March 31, 1996              24,000      $5.00-$6.05

                 Outside Directors' Stock Option Plan.

                 During the 1995 fiscal year, the Company authorized and
                   adopted the Outside Director Stock Option Plan ("Outside Directors' Plan") which was approved by the Company's stockholders. The Outside Directors' Plan

                               SEABOARD OIL CO.
            Notes to Consolidated Financial Statements (Continued)

                    provides for the issuance of stock options to the outside directors of the Company. Outside directors are those directors of the Company who are not executive officers or regular salaried employees of the Company. A total of 40,000 shares of common stock were authorized and reserved for issuance under the Outside Directors' Plan. Under the Outside Directors' plan, an option for 2,000 shares of common stock was granted to each person who qualified as an outside director as of the effective date of the Outside Directors' Plan which was August 26, 1994. Each year thereafter that an outside director is elected as a director of the Company, an option for 2,000 shares of common stock will be granted to that outside director through and including 1998. The exercise price of each option granted under the Outside Directors' Plan will be issued at the fair market value of the common stock at the date of grant. Each option is exercisable immediately and will expire ten years from the date of grant. No options were exercised in the fiscal years ended March 31, 1996 and 1995. Shares to be issued under the Outside Directors' Stock Option Plan were registered under the Securities Act of 1933 on November 23, 1994.

                 A summary of stock option activity for the Outside Directors'
                    Plan for the past two years is as follows:

                                                   Number of           Option Price
                                                     Shares              per Share
                                                   ---------           -------------
                 Outstanding at
                        March 31, 1994                 -                     -
                    Granted                           8,000                $5.50
                    Exercised                          -                     -
                 Outstanding at
                        March 31, 1995                8,000                $5.50
                    Granted                           8,000                $5.00
                    Exercised                          -                     -
                 Outstanding at
                        March 31, 1996               16,000             $5.00-$5.50

                 Directors' Long-Term Incentive Plan.

                 During the 1995 fiscal year, the Company authorized and
                    adopted the Directors' Long-Term Incentive Plan ("Long-Term Plan") which was approved by the Company's stockholders. The Long-Term Plan provides for awards of common stock to the current directors of the Company

                                SEABOARD OIL CO.
             Notes to Consolidated Financial Statements (Continued)


                    based upon the Company achieving certain performance objectives over a five year period. A total of 50,000 shares of common stock were authorized and reserved for issuance pursuant to the Long-Term Plan. Only the current directors of the Company are eligible to participate under the Long-Term Plan. The number of shares included in the awards to the directors, if any, will be based upon the extent to which certain performance objectives are attained by the Company. The performance objectives are based upon increases in the value of the Company as determined in accordance with the Long-Term Plan. The Long-Term Plan will terminate upon grants of awards to all eligible directors or upon the expiration of a five year period ending March 31, 1999. There are six persons eligible to participate under the Long-Term Plan and no awards have been granted or earned under the Long-Term Plan as of March 31, 1996 or 1995. Shares to be issued under the Directors' Long-Term Incentive Plan were registered under the Securities Act of 1933 on November 22, 1994.

(7)              Related Party Transactions

                 Certain officers and directors of the Company concurrently hold comparable positions with Seaboard Acquisition Partners, Inc. ("SAP"). As a result of the Company's Common Stock Rights Offering described in Note 3, SAP acquired 701,448 shares of common stock for approximately $3,234,000, increasing its ownership to approximately 71% at March 31, 1995 and 1996.

(8)              Significant Customers

                 Sales to the Company's significant customers in 1996 and 1995, as a percentage of oil and gas production revenue, were as follows:

                                    1996        1995
                                    ----        ----

                    Customer A       44%         45%
                    Customer B       33%         38%

                               SEABOARD OIL CO.
            Notes to Consolidated Financial Statements (Continued)


(9)              Statement of Cash Flows

                 There were $632,000 in non-cash additions to oil and gas
                   properties for the year ended March 31, 1995.

                 No Federal income taxes were paid in the years ended March 31,
                   1996 and 1995, as a result of loss carryforwards. No interest expense was paid in the years ended March 31, 1996 or 1995.

(10)             Oil and Gas Expenditures

                 The  following tables set forth certain historical costs and operating information related to the Company's oil and gas producing activities:

                                                                                    March 31
                                                                      ------------------------------------
                                                                            1996                1995
                                                                            ----                ----
                 Capitalized Costs:
                    Proved properties                                  $16,387,000             $14,133,000
                    Unproved properties                                    328,000                 215,000
                    Less accumulated
                      depletion                                         (6,983,000)             (5,277,000)
                                                                       -----------              ----------

                    Net capitalized
                      costs                                            $ 9,732,000              $9,071,000
                                                                       ===========              ==========





                                                                                  Years ended
                                                                                    March 31,
                                                                       -----------------------------------
                                                                             1996              1995
                                                                             ----              ----
                 Costs incurred:
                    Proved property
                      acquisition costs                                $    9,000               $   86,000
                                                                       ==========               ==========

                    Unproved property
                      acquisition costs                                $  122,000               $   84,000
                                                                       ==========               ==========

                 Exploration costs                                     $  200,000               $  360,000
                                                                       ==========               ==========

                 Development costs                                     $2,073,000               $2,823,000
                                                                       ==========               ==========

                                SEABOARD OIL CO.
             Notes to Consolidated Financial Statements (Continued)



                 Results of Operations

                 The following table reflects the results of operations for the
                   Company's oil and gas producing activities:

                                                                                   Years ended
                                                                                     March 31,
                                                                       -----------------------------------
                                                                         1996                      1995
                                                                         ----                       ----
                      Revenues                                         $6,048,000               $4,366,000
                      Production costs
                        including pro-
                        duction taxes                                  (1,887,000)              (1,624,000)
                      Dryhole and aban-
                        donment                                           (21,000)                (283,000)
                      Depletion                                        (1,706,000)              (1,053,000)
                                                                       ----------               ----------

                      Results of operations
                        for oil and gas
                        producing activities
                        (excluding corporate
                        overhead costs)                                $2,434,000               $1,406,000
                                                                       ==========               ==========

                                SEABOARD OIL CO.
                      Unaudited Supplementary Information


(11)             Supplemental Oil and Gas Reserve Data (Unaudited)

                 The following table presents estimates of the Company's proved oil and gas reserves, which are all located in the United States and are prepared by independent petroleum engineers. Reserves were estimated in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements. Information for oil is presented in barrels (Bbl) and for gas in thousands of cubic feet (Mcf).

                                                                               Reserves Quantities
                                                                               -------------------
                                                                               Oil           Gas
                                                                              (Bbls)         (Mcf)
                                                                              ------         -----
                    Total proved reserves:
                    Reserves as of
                          March 31, 1994                                     1,598,882    1,887,433
                          Revisions of previous
                             estimates                                         911,082      610,118
                          Purchase of minerals in
                             place                                              31,879       15,762
                          Production                                          (225,603)    (331,535)
                                                                             ---------    ---------
                    Reserves as of
                          March 31, 1995                                     2,316,240    2,181,778
                          New discoveries & extensions                          26,196       40,663
                          Revisions of previous

                             estimates                                         (84,339)      13,965
                          Purchase of minerals in
                             place                                                 462       13,318
                          Sales of reserves in place                              (249)     (14,154)
                          Production                                          (311,004)    (330,951)
                                                                             ---------    ---------
                    Reserves as of
                          March 31, 1996                                     1,947,306    1,904,619
                                                                             =========    =========
                    Proved developed reserves as of
                          March 31, 1995                                     2,003,769    2,181,778
                                                                             =========    =========
                          March 31, 1996                                     1,947,306    1,904,619
                                                                             =========    =========

                                SEABOARD OIL CO.
                Unaudited Supplementary Information (Continued)


                 The standardized measure of discounted future net cash flows, in management's opinion, should be examined with caution. The basis for this table is the reserve studies prepared by independent petroleum consultants, which contain imprecise estimates of quantities and rates of production of reserves. Revisions of previous year estimates can have a significant impact on these results. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation. Therefore, the standardized measure of discounted future net cash flow is not necessarily a "best estimate" of the fair value of the Company's proved oil and gas properties.

                 Standardized measure of oil and gas reserves

                 The following tabulation reflects the Company's estimated
                   discounted future cash flows from oil and gas production:

                                                                                      Years ended
                                                                                        March 31,
                                                                        -----------------------------------------
                                                                                1996                   1995
                                                                                ----                   ----
                 Future cash flows                                       $44,178,000                 $44,590,000
                 Future production
                    and development
                    costs                                                (19,073,000)                (20,982,000)
                                                                         -----------                 -----------
                 Future cash flows
                    before income taxes                                   25,105,000                  23,608,000
                 Future income taxes                                      (3,398,000)                 (2,491,000)
                                                                         -----------                 -----------
                 Future net cash flows                                    21,707,000                  21,117,000
                 Annual discount
                    at 10%                                                (5,336,000)                 (5,692,000)
                                                                         -----------                 -----------
                 Standardized
                    measure of oil and
                    gas reserves                                         $16,371,000                 $15,425,000
                                                                         ===========                 ===========

                 The future cash flows reflected above are based on estimated oil and gas reserves utilizing prices and costs in effect at the end of each period.

                                SEABOARD OIL CO.
                Unaudited Supplementary Information (Continued)


                 The following are the significant sources of changes in
                   discounted future net cash flows:

                                                                                      Years ended
                                                                                        March 31,
                                                                         -----------------------------------
                                                                                1996                   1995
                                                                                ----                   ----
                 Oil and gas sales,
                    net of production
                    costs                                                  $(4,162,000)          $(2,742,000)

                 New discoveries and extensions                                234,000                     -
                 Net changes in prices
                    and production costs                                     2,753,000             2,738,000
                 Purchases of minerals
                    in place                                                     8,000               255,000
                 Sales of minerals in place                                    (10,000)                    -
                 Changes in future
                    development costs                                          581,000            (1,217,000)
                 Accretion of
                    discount                                                 1,543,000               918,000
                 Revision of quantity
                    estimates                                                 (595,000)            6,721,000
                 Net change in income taxes                                   (649,000)                    -
                 Changes in production
                   rates and other                                           1,243,000              (427,000)
                                                                           -----------           -----------

                                                                           $   946,000           $ 6,246,000
                                                                           ===========           ===========

                                   APPENDIX I

                          Agreement and Plan of Merger

                          AGREEMENT AND PLAN OF MERGER

                                     Among

                      SEABOARD ACQUISITION PARTNERS, INC.,

                           SEABOARD MIDLAND, INC. and

                                SEABOARD OIL CO.

                           Dated as of June 28, 1996

   AGREEMENT AND PLAN OF MERGER, dated as of June 28, 1996 (this "Agreement"), among SEABOARD ACQUISITION PARTNERS, INC., a Delaware corporation ("Parent"), SEABOARD MIDLAND, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("MergerCo."), and SEABOARD OIL CO., a Delaware corporation (the "Company").

   WHEREAS, the Boards of Directors of Parent, MergerCo. and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein; and

   WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, MergerCo. and the Company have each approved the merger (the "Merger") of MergerCo. with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), upon the terms and subject to the conditions set forth herein;

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, MergerCo. and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

   SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined) MergerCo. shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of MergerCo. shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Notwithstanding anything to the contrary contained in this Section 1.01, Parent may elect (with the Company's consent, which consent shall not be unreasonably withheld) instead, at any time prior to the fifth business day immediately preceding the date on which the Proxy Statement (as hereinafter defined) is mailed initially to the Company's stockholders, to merge the Company into MergerCo. or another direct or indirect wholly owned subsidiary of Parent. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide, as the case may be, that MergerCo. or such other wholly owned subsidiary of Parent shall be the Surviving Corporation.

   SECTION 1.02. Effective Time; Closing. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger in the form attached hereto as Exhibit 1.02 (the "Merger Certificate"), together with required officers' certificates, with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of Delaware Law (the date and time of such filing or the effective time set forth in the Merger Certificate being the "Effective Time"). The closing of the Merger (the "Closing") will take place as soon as practicable on the later of (i) the date of the Stockholder's Meeting referred to in Section 5.01 and (ii) the fifth business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VI (the "Closing Date"), at the offices of Cotton, Bledsoe, Tighe & Dawson, 500 West Illinois, Suite 300, Midland, Texas 79701, unless a different date or place is agreed to in writing by the parties hereto.

   SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of this Agreement and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights and property of the Company and MergerCo. shall vest in the Surviving Corporation, and all debts and liabilities of the Company and MergerCo. shall become the debts and liabilities of the Surviving Corporation.

   SECTION 1.04. Certificate of Incorporation; Bylaws. (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

   (b) Unless otherwise determined by Parent prior to the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws.

   SECTION 1.05. Directors and Officers. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

   SECTION 1.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of MergerCo., the Company or the holders of any of the following securities:

        (a) Each share of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") (shares of Company Common Stock being hereinafter collectively referred to as "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.06(b) and any Dissenting Shares (as hereinafter defined)) shall be converted automatically into the right to receive an amount equal to $9.75 in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 1.09, of the certificate that formerly evidenced such Share;

        (b) Each share of Company Common Stock owned by Parent or held by the Company as treasury stock immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

        (c) Each share of Common Stock, par value $.10 per share, of MergerCo. issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

   SECTION 1.07. Employee Stock Options. (a) At the Effective Time, each outstanding option to purchase Company Common Stock ("Employee Options"), granted under the Company's 1994 Employee Incentive Stock Option Plan or the Outside Directors Stock Option Plan (the "Stock Option Plans"), whether or not then exercisable, shall be canceled by the Company and each holder of a canceled Employee Option shall receive from Parent, in cancellation and settlement of the Employee Option, a cash amount (the "Option Consideration") equal to the product of (i) the number of shares of Company Common Stock previously subject to the Employee Option as of such time, multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to the Employee Option. Prior to the Closing, the Company shall provide Parent with a listing of Employee Options held by each optionee (including the date of grant, the number of Shares issuable upon exercise of the Employee Option, and the Option Consideration to which the optionee is entitled) certified by an executive officer of the Company. As of the Effective Time, each holder of an Employee Option will be entitled to receive only an amount equal to the Option Consideration. All amounts payable under this Section 1.07(a) shall be paid at the Effective Time and shall be subject to any minimum required withholding of taxes and shall be paid without interest. The Company shall not grant or amend any Employee Options and shall not amend or modify the Stock Option Plans after the date hereof.

   (b) At the Effective Time, any and all rights held by any of the directors eligible to receive an award (the "Incentive Plan Awards") of Company Common Stock under the Directors Long-Term Incentive Plan (the "Long-Term Plan") shall be canceled by the Company and each holder of an Incentive Plan Award shall receive from the Parent, in cancellation and settlement of the Incentive Plan Award, a cash amount (the "Award Consideration") equal to the product of (i) the number of shares of Company Common Stock previously subject to the Incentive Plan Award as determined under the Long-Term Plan based upon a change of control of the Company, multiplied by (ii) the Merger Consideration. As of the Effective Time, each holder of an Incentive Plan Award will be entitled only to the Award Consideration and is not entitled to any shares of Company Common Stock. All amounts payable under this Section 1.07(b) shall be paid at the Effective Time and shall be subject to any minimum required withholding of taxes and shall be paid without interest. The Company shall not amend or modify the Long-Term Plan after the date hereof.

   SECTION 1.08. Procedure for Payment; Stock Transfer Books. (a) Immediately after the Effective Time, Parent shall deposit or cause to be deposited into a segregated bank account (the "Account") cash in an aggregate amount necessary to make the payments required pursuant to Section 1.06 and
Section 1.07 hereof. The Account shall be at a financial institution whose deposits are insured by the United States government. All interest, if any, earned on the Account shall be paid to the Surviving Corporation. The funds deposited in the Account shall be used and withdrawn only as providing in this Agreement.

   (b) As soon as possible after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 1.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Surviving Corporation) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Surviving Corporation of a Certificate, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. After the Effective Time, until surrendered in accordance with the provisions of Section 1.08(b), each Certificate (other than Certificates representing shares owned by the Parent and Dissenting Shares) shall represent for all purposes solely the right to receive the Merger Consideration for each Share evidenced by such Certificate, without any interest thereon.

   (c) Any portion of the funds in the Account (including any interest earned thereon) that remains unclaimed by the stockholders of the Company more than 180 days after the Effective Time shall be paid to the Surviving Corporation. Holders of Certificates shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of any Merger Consideration that may be payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither the Parent nor the Surviving Corporation shall be liable to a holder of a Certificate for amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

   (d) Closing of Transfer Records. After the Effective Time, the stock transfer ledger of the Company shall be closed and any transfers of Company Common Stock not registered on such ledger prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Section 1.08.

   SECTION 1.09 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, in the event that dissenters' rights are available in connection with the Merger pursuant to Section 262 of the Delaware General Corporation Law, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who did not vote in favor of the Merger and comply with all of the relevant provisions of Section 262 of the Delaware General Corporation Law (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration. If such holders fail to perfect or effectively withdraw or lose such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give the Parent (i) prompt notice of any written demands for appraisal of Shares received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior consent of the Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

                                  ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company represents and warrants to Parent and MergerCo. as follows. With respect to any representations or warranties in this Article II indicated to be limited to the knowledge of the Company (or words to like effect), such knowledge will be deemed to include the knowledge of officers of the Company who are also affiliated with Parent or MergerCo.

   SECTION 2.01. Organization, Qualification, and Corporate Power. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except for failures to so qualify would not have a material adverse effect on the Company and its subsidiaries taken as a whole. The Company's subsidiaries and the state of incorporation of each are identified on Schedule 2.01.

   SECTION 2.02. Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to date, of the Company. The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws.

   SECTION 2.03. Capitalization. (a) The authorized capital stock of the Company consists of 3,000,000 Shares and 500,000 shares of Preferred Stock $.10 par value ("Company Preferred Stock"). As of March 31, 1996, (i) 1,467,369 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 99,646 Shares are held in the treasury of the Company, and (iii) 150,000 Shares are reserved for issuance pursuant to the Stock Option Plans and the Directors Long-Term Incentive Plans. Since March 31, 1996, the Company has not granted any employee stock options or stock incentive rights. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding.

   (b) Except for the options granted and rights under the Stock Option Plans and the Long-Term Plan as described in this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

   (c) All of the outstanding shares of capital stock and other equity interests of each subsidiary of the Company are owned of record and beneficially by the Company.

   SECTION 2.04. Authority Relative to this Agreement. (a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (the "Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the holders of a majority of the then outstanding Shares, and the filing of the Merger Certificate, as required by Delaware Law.) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and MergerCo., constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

   (b) The Board, at a meeting duly called and held on June 5, 1996, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the holders of Shares, Employee Options, and the Incentive Awards, (ii) approved and adopted this Agreement and the Transactions and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and the Transactions.

   (c) Principal Financial Securities, Inc. has delivered to the Special Committee formed by the Board to review and consider the possibility of a merger (the "Special Committee") a written opinion that the consideration to be received by the holders of Shares pursuant to the Merger is fair to the holders of Shares (other than Parent) from a financial point of view.

   (d) The Company has been advised by each of its directors and executive officers that they intend to vote all Shares beneficially owned by them in favor of the approval and adoption by the shareholders of the Company of this Agreement and the Transactions; provided, that no provision of this Agreement shall be interpreted to preclude directors or executive officers of the Company from transferring or distributing Shares beneficially owned by them prior to the Effective Time.

   SECTION 2.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation except (in the case of clauses (ii) and (iii)) for such conflicts, violations, breaches, defaults, rights or liens or other encumbrances that would not, individually or in the aggregate, have a material adverse effect to the Company.

   (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws ("Blue Sky Laws") and Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a material adverse effect on the Company.

   SECTION 2.06. Compliance. The Company is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a material adverse effect on the Company.

   SECTION 2.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since December 31, 1994 (the "SEC Reports"), including without limitation (i) its Annual Reports on Form 10-KSB for the fiscal years ended March 31, 1995 and March 31, 1996, respectively, and (ii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 1994. The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1993, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

   (b) Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q) and each fairly presented the financial position, results of operations and changes in financial position of the Company as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to such normal recurring audit adjustments as are necessary, in the opinion of the Company, to present fairly such data.)

   (c) Except as and to the extent set forth on the balance sheet of the Company at March 31, 1996, including the notes thereto (the "1996 Balance Sheet"), the Company has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) as disclosed in any SEC Report filed prior to the date of this Agreement and (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice which would not, individually or in the aggregate, have a material adverse effect on the Company.

   (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect except for such amendments or modifications which are not material, either individually or in the aggregate.

   SECTION 2.08. Absence of Certain Changes or Events. Since March 31, 1996, except as contemplated by this Agreement or disclosed in any SEC Report filed since March 31, 1996, and prior to the date of this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since March 31, 1996, there has not been (i) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company having, individually or in the aggregate, a material adverse effect on the Company, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company having, individually or in the aggregate, a material adverse effect on the Company, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any asset, other than in the ordinary course of business consistent with past practice, (v) any entry by the Company into any commitment or transaction material to the Company, (vi) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, or

(vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers, directors, or key employees of the Company, except in the ordinary course of business consistent with past practice.

   SECTION 2.09. Absence of Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company, or any property or asset of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which (i) individually or in the aggregate, is reasonably likely to have a material adverse effect on the Company or (ii) seeks to delay or prevent the consummation of any Transaction. As of the date hereof, neither the Company nor any property or asset of the Company is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a material adverse effect on the Company.

   SECTION 2.10. Employee Benefit Plans. The employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company are described in Section 1.07 hereof (the "Plans") and Parent has been furnished with a copy of each Plan and each material document prepared in connection with each Plan. Except as disclosed by the Company to the Parent: (i) none of the Plans is a multiemployer plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) none of the Plans promises or provides retiree medical or life insurance benefits to any person; (iii) each Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Plan; and
(iv) each Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law.

   SECTION 2.11. Proxy Statement. The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

   SECTION 2.12. Real Property and Leases. The Company has sufficient title to all its properties and assets to conduct its business as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, would not have a material adverse effect to the Company.

   SECTION 2.13. Taxes. The Company has filed all federal, state, local and foreign tax returns and reports required to be filed by it and has paid and discharged all taxes shown as due thereon and has paid all applicable ad valorem taxes as are due, other than (i) such payments as are being contested in good faith by appropriate proceedings and (ii) such filings, payments or other occurrences that, individually or in the aggregate, would not have a material adverse effect. No taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. The Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax. The accruals and reserves for taxes reflected in the 1996 Balance Sheet are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with generally accepted accounting principles.

   SECTION 2.14. Environmental Matters. (a) As used in this Agreement "Environmental Laws" shall mean: any federal, state or local law, rule, or regulation or common law, relating to public health or safety, worker health or safety, or pollution, damage to or protection of the environment including, without limitation, laws relating to emissions, discharges, releases or threatened release of Hazardous Materials (as defined by such laws) into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Material.

   (b) There are no specific facts or circumstances known to the Company that would indicate that the Company or any of its subsidiaries will likely be subject to liability in respect of a violation or alleged violation of any Environmental Laws, which would be material to the Company and its subsidiaries, taken as a whole.

   SECTION 2.15. Brokers' Fees. The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement, except for the fees payable to Principal Financial Securities, Inc. under its engagement letter with the Company, dated May 2, 1996.

                                 ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO.

   Parent and MergerCo. hereby, jointly and severally, represent and warrant to the Company that:

   SECTION 3.01. Corporate Organization. Each of Parent and MergerCo. is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business or operations of Parent and MergerCo.

   SECTION 3.02. Authority Relative to this Agreement. Each of Parent and MergerCo. has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by Parent and MergerCo. of this Agreement, and the consummation by Parent and MergerCo. of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or MergerCo. are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of the Merger Certificate as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and MergerCo. and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and MergerCo. enforceable against each of Parent and MergerCo. in accordance with its terms.

   SECTION 3.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and MergerCo. do not, and the performance of this Agreement by Parent and MergerCo. will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of either Parent or MergerCo., (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or MergerCo. or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or MergerCo. pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or MergerCo. is a party or by which Parent or MergerCo. or any property or asset of either of them is bound or affected, except (in the case of clauses (ii) and (iii)) for any such conflicts, violations, breaches or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the business or operations of Parent or MergerCo.

   (b) The execution and delivery of this Agreement by Parent and MergerCo. do not, and the performance of this Agreement by Parent and MergerCo. will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or MergerCo. from performing its respective obligations under this Agreement.

   SECTION 3.04. Financing. At the Effective Time, Parent will have sufficient funds to pay the Merger Consideration, Option Consideration and Award Consideration. Parent shall deliver to Company a commitment for the lending of such funds from Texas Commerce Bank prior to the filing of the Proxy Statement with the SEC.

   SECTION 3.05. Absence of Litigation. There is no claim, action, proceeding or investigation pending or, to Parent's or MergerCo.'s knowledge, threatened, against Parent or MergerCo., or any property or asset of Parent or MergerCo., before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which seeks to delay or prevent the consummation of any Transaction.

   SECTION 3.06. Proxy Statement. The information supplied by Parent for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and MergerCo. make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents.

   SECTION 3.07. Brokers' Fees. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or MergerCo.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

   SECTION 4.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers and employees of the Company and to preserve the current relationships of the company with customers, suppliers, licensees, licensors and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent.

   (a)   amend or otherwise change its Certificate of Incorporation or Bylaws;

   (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company (except for the issuance of a maximum of 40,000 Shares issuable upon the exercise of employee stock options outstanding on the date hereof, if such are exercised prior to the Effective
Time);

   (c) declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

   (d) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of business;

   (e) grant any security interest on any of its assets outside the ordinary course of business; or transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary course of business;

   (f) make any capital investment in, make any loan to, acquire the securities or assets of, or merge or consolidate with, any other person outside the ordinary course of business;

   (g) make any acquisition of a material amount of assets or securities or enter into any material contract or any release or relinquishment of any material contract rights, not in the ordinary course of business;

   (h) make any change in employment terms for any of its directors, officers, and employees outside the ordinary course of business; grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries, other than pursuant to benefit plans in existence as of the date of this Agreement and in the ordinary course of business; establish, adopt, enter into, or, except as required by law, amend any benefit plans, or make any new grants or awards under any benefit plans other than in the ordinary course of business; and

   (i)   commit to do any of the foregoing.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   SECTION 5.01. Stockholders' Meeting. The Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and Bylaws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as reasonably practicable for the purpose of considering and taking action on this Agreement and the Transactions (the "Stockholders' Meeting") and (ii) subject to its fiduciary duties under applicable law, (A) include in the Proxy Statement the unanimous recommendation of the Board to the stockholders of the Company to approve and adopt this Agreement and the Transactions and (B) use its reasonable best efforts to obtain such approval and adoption.

   SECTION 5.02. Proxy Statement. The Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Parent, MergerCo. and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and MergerCo. agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

   SECTION 5.03. Access to Information; Confidentiality. From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors and agents of the Company to, afford the officers, employees and agents of Parent and MergerCo. and persons providing or committing to provide Parent or MergerCo. with financing for the Transactions complete access at all reasonable times to the officers, employees, agents, properties, offices, properties, books and records of the Company, and shall furnish Parent and MergerCo. and persons providing or committing to provide Parent or MergerCo. with financing for the Transactions with all financial, operating and other data and information as Parent or MergerCo., through its officers, employees or agents, may reasonably request. All information obtained by the Company, Parent or MergerCo. or other persons pursuant to this Section 5.03 shall be kept confidential.

   SECTION 5.04. No Solicitation of Transactions. The Company shall not, and it shall not authorize or permit any of its subsidiaries, officers, directors or employees or any advisors or agents retained by the Company or its subsidiaries, directly or indirectly, to (i) solicit, initiate or knowingly encourage or induce the making of any proposal (other than by Parent or MergerCo.) regarding any merger, business combination or similar transaction involving the Company, any sale or other disposition of assets of the Company (other than in the ordinary course of business) or any offer to purchase, tender offer or similar transaction involving the Common Stock (a "Company Acquisition Proposal"), (ii) negotiate with any third party with respect to any Company Acquisition Proposal, (iii) endorse or recommend the Company Acquisition Proposal of any third party, or (iv) enter into any contract with any third party with the intent to effect any Company Acquisition Proposal. Notwithstanding the foregoing, nothing in this Section 5.04 shall limit or prohibit the Company from issuing a press release relating to the Merger or
(ii) shall limit or prohibit the Company or any officer, director or employee of the company or any advisor or agent retained by the Company (in each case, as authorized by the Special Committee) from (A) furnishing or causing to be furnished information concerning the Company, (B) participating in discussions and negotiations through its authorized representatives with persons who have sought such information if the Special Committee, upon the advice of its legal counsel, determines in good faith that the failure to provide such information or to participate in such discussions or negotiations would cause the members of the Board of Directors to be subject to a risk of a breach of their fiduciary duties under applicable law, and (C) entering into a contract to effect a Company Acquisition Proposal that the Special Committee, with the advise of its legal and financial advisors, determines in good faith is more favorable to the stockholders than the Merger contemplated hereby. (The foregoing sentence shall not relieve any person from the responsibility of protecting confidential information of the Company when it is furnished to a third party.)

   SECTION 5.05. Directors' and Officers' Indemnification and Insurance. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Certificate of Incorporation and Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the

Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers or agents of the Company, unless such modification shall be required by law.

   SECTION 5.06. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or non-occurrence, or any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or MergerCo., as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   SECTION 5.07. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all consents, approvals, authorizations, waivers and orders of governmental authorities and parties to any material contracts with the Company as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

   SECTION 5.08. Public Announcements. Parent and the Company acknowledge that they previously agreed to the issuance of a press release disclosing the terms of the Transactions. Parent and the Company shall consult with each other before issuing any subsequent press release or otherwise making any public statements with respect to this Agreement, the Merger Agreement or any Transaction and shall not issue any such press release or make any such public announcement without the prior approval of Parent and the Company of such press release or public statement, except as may be required by law, in which case the disclosing party must use all commercial and reasonable efforts to advise the other parties prior to making any such disclosure.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

   SECTION 6.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) This Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent and in the manner required by Delaware Law and the Certificate of Incorporation of the Company;

   (b) No governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or MergerCo. or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions;

   (c) All other required authorizations, consents, and approvals of governmental authorities and third parties shall have been obtained:

   (d) The parties shall have performed and complied with, in all material respects, all agreements and obligations contained in this Agreement and required to be performed or complied with at or prior to the Effective Time; and

   (d) All representations and warranties of the parties shall be true and correct in all material respects.

   SECTION 6.02. Additional Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo. to effect the Merger are also subject to the following conditions:

   (a) Parent and, as necessary, the Company, shall have entered into a credit arrangement with Texas Commerce Bank to provide available funds for the Transactions of not less than $4.9 million;

   (b) The number of Shares with respect to which the holders thereof shall have exercised dissenters' rights shall not exceed ten percent (10%) of the total number of Shares outstanding; and

   (c) There shall not have occurred any material adverse change in the business, financial condition, operations or results of operations of the Company except such changes as are contemplated by this Agreement.

   SECTION 6.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the Special Committee having received, if requested by the Special Committee in its sole discretion, an opinion or confirmation of such opinion delivered at an earlier date of Principal Financial Securities, Inc. dated as of the closing date in form and substance acceptable to the Special Committee, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than Parent).

   SECTION 6.04 Waiver of Conditions. Any party may waive any condition set forth above if it executes a writing so stating at or prior to Closing.

                                 ARTICLE VII

                      TERMINATION, AMENDMENT AND WAIVER


   SECTION 7.01. Termination. This Agreement may be determined and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

     (a) By mutual written consent duly authorized by the Board of Directors of Parent, MergerCo. and the Company; or

     (b) By either of Parent or MergerCo. upon giving written notice to the Company at any time prior to the Effective Time, if the Closing shall not have occurred on or before December 31, 1996 due to the failure of any condition precedent to the obligations of Parent or MergerCo. (unless the failure results primarily from either of Parent or MergerCo. breaching any material representation, warranty, or covenant contained in this Agreement).

     (c) By the Company upon giving written notice to Parent and MergerCo. at any time (i) prior to the Effective Time, if the Closing shall not have occurred on or before December 31, 1996 due to the failure of any condition precedent to the Company's obligations (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement), (ii) prior to the Effective Time, at any time after the stockholders if the stockholder approval is not obtained (unless such event constitutes a Company Triggering Event (as defined below); or (iii) prior to the Effective Time, if the Company receives a bona fide offer to effect a Company Acquisition Proposal which the Special Committee, upon advice of its legal and financial advisors, determines in good faith is more favorable to the stockholders than the Merger contemplated hereby, provided that the Special Committee shall have recommended to the Board of Directors approval of such Company Acquisition Proposal and the Board of Directors shall have approved such Company Acquisition Proposal.

     (d) Any nonbreaching Party may terminate this Agreement by giving written notice to the other parties at any time prior to the Effective Time in the event a party has breached any material representation, warranty or covenant for the benefit of such non-breaching party contained in this Agreement in any material respect, the terminating party has notified the breaching party of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach. Such termination by the Company shall be by action of its Board of Directors after receipt of the recommendation of the Special Committee.

     (e) Either Parent or MergerCo. may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time upon the occurrence of any of the following events (a "Company Triggering Event"): (i) the Company's Board of Directors shall have failed to recommend, or shall have withdrawn or have modified, in a manner adverse to either Parent and MergerCo., its recommendation of adoption of this Agreement; (ii) the Company's Board of Directors shall have approved, endorsed or recommended any Company Acquisition Proposal; (iii) the Company enters into any contract to consummate any Company Acquisition Proposal; or
   (iv) any person or group other than Parent becomes the beneficial owner of 10% or more of the outstanding shares of any class of capital stock of the Company.

   SECTION 7.02. Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect, without any liability on the part of any party hereto or its affiliates, directors, officers, stockholders or partners other than as provided in this
Section 7.02, which section is intended to serve as liquidated damages.   If
this Agreement is terminated pursuant to Section 7.01(d), all rights and obligations of the parties hereunder shall terminate without any liability of any party to any party, except for any liability of any party then in breach.

   If this Agreement is terminated by the Company pursuant to Section 7.01(c)(iii) or is terminated by either Parent or Purchaser in the event of a Company Triggering Event pursuant to Section 7.01(e), the Company shall promptly reimburse Parent for all of Parent's and Purchaser's actual, documented, customary and reasonable fees and expenses (including the fees and expenses of its counsel, bank and accountants) incurred in connection with the transactions contemplated by this Agreement (the "Expense Reimbursement Amount").

   SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that such approval by the Company's Board of Directors may not authorize an amendment unless and until it receives the recommendation of the Special Committee to do so; provided, further, that after the approval and adoption of this Agreement, the Merger Agreement and the Transactions by the stockholders of the Company, no amendment may be made without the further approval of the stockholders which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or any other term if such change would adversely effect the stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   SECTION 7.04. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

   SECTION 8.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Section 5.05 shall survive the Effective Time indefinitely and those set forth in Sections 5.03 and 7.02 shall survive termination indefinitely.

   SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):



   if the Parent or MergerCo.:

     Seaboard Acquisition Partners, Inc.
     3100 N. "A," Building B, Suite 201
     Midland  TX  79705.

   if to the Company:

     Seaboard Oil Co.
     3100 N. "A," Building B, Suite 200
     Midland  TX  79705.


   SECTION 8.03. Certain Definitions. For purposes of this Agreement, the term:

   (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

   (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares under the Exchange Act and the rules and regulations promulgated thereunder;

   (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in Midland, Texas;

   (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

   (e) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

   (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

   SECTION 8.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

   SECTION 8.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and MergerCo. may assign all or any of their rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

   SECTION 8.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

   SECTION 8.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the party shall be entitled to specific performance of the terms hereof, in addition to any remedy at law or equity.

   SECTION 8.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that State except to the extent Delaware Law shall be applicable. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court sitting in Midland, Texas.

   SECTION 8.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   IN WITNESS WHEREOF, Parent, MergerCo. and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                       SEABOARD ACQUISITION PARTNERS, INC.


                                       By:     /s/ E.E. Runyan
                                          ------------------------------------
                                          E.E. Runyan, President

                                       SEABOARD MIDLAND, INC.


                                       By:     /s/ E.E. Runyan
                                          ------------------------------------
                                          E.E. Runyan, President

                                       SEABOARD OIL CO.


                                       By:     /s/ Gary B. Gilliam
                                          ------------------------------------
                                          Gary B. Gilliam, President

                                  Exhibit 1.02

                             CERTIFICATE OF MERGER
                                       OF
                             SEABOARD MIDLAND, INC.
                                      INTO
                                SEABOARD OIL CO.

   The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

   DOES HEREBY CERTIFY:

   FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

     NAME                           STATE OF INCORPORATION

   Seaboard Midland, Inc.                   Delaware

   Seaboard Oil Co.                         Delaware

   SECOND: That an agreement and plan of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

   THIRD: That the name of the surviving corporation of the merger is Seaboard Oil Co.

   FOURTH: That the certificate of incorporation of Seaboard Oil Co., a Delaware corporation, the surviving corporation, shall be the certificate of incorporation of the surviving corporation.

   FIFTH: That the executed agreement and plan of merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 3100 North "A", Building B, Suite 200, Midland, Texas 79705.

   SIXTH: That a copy of the agreement and plan of merger will be furnished by the surviving corporation, on request and without cost to any stockholder of any constituent corporation.


                                        SEABOARD OIL CO.


                                        By:
                                           ---------------------------------
                                              Gary B. Gilliam, President

ATTEST:


By:
   ---------------------------------------
   E.E. Runyan, Chairman of the Board
   and Chief Executive Officer

                                 SCHEDULE 2.01

                      LIST OF SUBSIDIARIES OF THE COMPANY


   Name of Subsidiary               State of Incorporation
   ------------------               ----------------------

   Probe, Inc.                                   Texas

   Mid-America Well Service, Inc.                Texas

   Mid-America Drilling Fluids, Inc.             Texas

   Mid-America Pipe & Supply Company             Texas

                                  APPENDIX II

                OPINION OF PRINCIPAL FINANCIAL SECURITIES, INC.

                                  JUNE 5, 1996



The Special Committee of the
Board of Directors
SEABOARD OIL CO.
3100 North A Street
Building B, Suite 200
Midland, TX 79705

Gentlemen:

      Principal Financial Securities, Inc. ("PFS") understands that pursuant to an Agreement and Plan of Merger between Seaboard Oil Company (the "Company") and Seaboard Acquisition Partners ("SAP"), dated June 28, 1996 (the "Agreement") and as reflected in an offer letter from SAP dated June 5, 1996, SAP will acquire each outstanding share of Seaboard's common stock not already held by SAP in a going-private transaction. You have asked us to advise you as to the fairness of the terms of the Agreement, from a financial point of view, to the current stockholders of the Company (other than SAP).

      In arriving at our opinion we have:

      1.     Reviewed the Agreement;

      2. Reviewed Seaboard's financial statements for the fiscal year ended March 31, 1996 and certain other publicly available financial statements and reports regarding the Company;

      3. Reviewed certain reserve information provided by the Company relating to the producing properties of the Company, including certain reserve reports prepared by independent petroleum engineers for the Company;

      4. Reviewed certain financial and stock market data of the Company and compared that data with similar data for other publicly-held companies that have operations similar in some respect to the operations of the Company;

      5. Reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

      6. Discussed with management of the Company the operations of and business prospects for the Company and the anticipated financial consequences of the proposed transaction to the Company; and

      7.     Performed other analyses as are customary in our industry.

Seaboard Oil Co.
June 5, 1996
Page 2


      As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Principal Financial Securities, Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company.

      In connection with our review, we have not independently verified any of the information concerning the Company and have relied on its being complete and accurate in all material respects. In addition, we have not made an independent evaluation or appraisal of the assets of the Company , nor have we been furnished with any such independent evaluations or appraisals (other than certain reserve reports prepared by independent petroleum engineers for the Company).

      Our opinion is based solely upon the information set forth herein as reviewed by us and circumstances existing as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used both in preparing this opinion and in the documents reviewed by us. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

      We are not opining, and were not requested by you to opine, as to the fairness of any aspect of the transaction other than the financial terms of the Agreement. We have assumed that the Agreement and all other aspects of the proposed transaction will be, in all respects, in compliance with all laws and regulations that are applicable to Seaboard, SAP or the proposed transaction (and we have relied as to all legal matters relating thereto on counsel to Seaboard).

      We have acted as financial advisor to the Board of Directors in connection with this transaction and will receive a fee for our services. It is understood that this letter is for the information of the Board of Directors only and, without our prior written consent, other than as required by law or judicial process, is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, except that this letter may be filed with the Securities and Exchange Commission as an exhibit to a proxy statement to be prepared in connection with the proposed transaction.

      Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that on the date hereof the terms of the Agreement are fair, from a financial point of view, to the current stockholders of the Company (other than SAP).

Very truly yours,



PRINCIPAL FINANCIAL SECURITIES, INC.

                                  APPENDIX III

                                LOAN COMMITMENT

                                 July 3, 1996



Seaboard Acquisition Partners, Inc.
3100 North "A", Suite 200
Midland, Texas  79705

ATTN:      E. E. Runyan, President

      RE: Proposed $5.0MM Revolving Credit Facility To Seaboard Acquisition Partners, Inc. ("SAP") with regard to the Agreement and Plan of Merger among Seaboard Oil Co., SAP, and Seaboard Midland, Inc. ("SMI"), the "Merger"

Dear Mr. Runyan:

Pursuant to our discussions with you, regarding the above referenced Credit Facility, Texas Commerce Bank is pleased to submit our approved commitment to you for a $5.0MM Revolving Credit Facility to be used to finance the Merger, as outlined in the Agreement and Plan of Merger among "SAP", Seaboard Oil Co., and "SMI" dated June 28, 1996. The terms and conditions of this Commitment are set forth in the attached Term Sheet. Funding on the loan will be made simultaneously with the closing of the Merger as outlined above. If these terms are satisfactory, please execute in the space provided below and return an executed copy to my attention.


                                        Very Truly Yours,

                                        /s/ Sidney K. Smith
                                        --------------------------
                                        Sidney K. Smith
                                        Senior Vice President

Accepted this 3rd day of July,  1996
Seaboard Acquisition Partners, Inc.


By:  /s/ E. E. Runyan
     -------------------------
     E. E. Runyan, President

                                   TERM SHEET
                      SEABOARD ACQUISITION PARTNERS, INC.



BORROWERS:       Seaboard Acquisition Partners, Inc.  Seaboard Oil Co.

FACILITY:        Revolving Line Of Credit


AMOUNT:          $5,000,000.00 with an initial Borrowing Base of $5,000,000.00


PURPOSE: Finance Merger costs associated with Plan of Merger among Seaboard Oil Co., Seaboard Acquisition Partners, Inc., ("SAP"), and Seaboard Midland, Inc. ("SMI"). Acquisition of producing oil and gas properties.

INTEREST RATE:   TCB Prime, as it changes, payable monthly


MATURITY:        September 30, 1997

FEES: Commitment Fee: 1/2 of 1% (0.00500) per annum on the "Unused" Portion of the Borrowing Base, Payable Semi-Annually, in arrears concurrent with Borrowing Base Reviews.


COLLATERAL:      A)  First Lien Deed of Trust, Mortgage, Security Agreement,
                 and Assignment of Production on the "major properties" of Borrower, as requested by Bank.

                 B) All Common Stock of Seaboard Oil Co., owned or purchased by SAP (1,055,683 shares currently owned)

PAGE 2
SEABOARD ACQUISITION PARTNERS, INC.
TERM SHEET



AGREEMENTS:      "Letter Agreement" between Bank and Borrower providing for the following:

                      1. Semi-Annual Borrowing Base Re-determinations, @ sole discretion of Bank, etc..

                      2. Annual Audited Financial Statements, within 120 days of Borrower's Fiscal year-end, in a form satisfactory to Bank, provided the approved Borrowing Base exceeds $2,000,000.00 as of Borrower's fiscal year-end beginning March 31, 1997.

                      3. Quarterly Financial Statements, within 45 days, in a form satisfactory to Bank.

                      4. Engineering Data, to include Monthly Production Reports, Reserve Reports, etc., as "reasonably requested" by Bank.

CONDITIONS
PRECEDENT:       Satisfactory review and approval of Title Documents, etc.
                 relating to the Ownership of the Mortgaged Properties, and receipt of all shares of Seaboard Oil Co., Common Stock currently held by SAP.

LEGAL
COSTS: Borrower to pay all costs incurred by Bank in connection with the preparation of Loan Documents, including Recording fees, and any "out-of-pocket" expenses of Bank's Counsel required to consummate this transaction.

                                  APPENDIX IV


             SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section  262.  Appraisal rights.

                 (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection
(d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

                 (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

                    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of Section 251 of this title.

                    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                          d.  Any combination of the shares of stock,
                    depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                 (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                 (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

                 (d)  Appraisal rights shall be perfected as follows:

                    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or
                 (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                    (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation, the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

                 (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period of delivery of demands for appraisal under subsection (d) hereof, whichever is later.

                 (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the offices of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

                 (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the

Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

                 (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

                 (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                 (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                 (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                 (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                      AMENDED PRELIMINARY COPIES



                                    PROXY

                              SEABOARD OIL CO.

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND MAY BE

                        REVOKED PRIOR TO ITS EXERCISE


         The undersigned hereby appoints E. E. Runyan, Gary B. Gilliam and Robert L. Marolda, and each of them, Proxies, with full power of substitution, to vote all shares of the undersigned in Seaboard Oil Co. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on September ___, 1996 at 9:00 a.m., local time, and at any adjournments thereof, on the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated _____________, 1996, a copy of which the undersigned hereby acknowledges having received, as follows:

         (1) The Agreement and Plan of Merger (the "Merger Agreement") among Seaboard Acquisition Partners, Inc. ("SAP"), Seaboard Midland, Inc. and the Company dated June 28, 1996 pursuant to which a wholly owned subsidiary of SAP will merge with and into the Company, and stockholders of the Company (other than SAP or persons who perfect their dissenters' rights under Delaware law) will receive $9.75 in cash for each share of Common Stock of the Company all as more fully described in the accompanying Proxy Statement and in the Merger Agreement, a copy of which is attached to the Proxy Statement.



                        FOR                  AGAINST               ABSTAIN

                   -------------          -------------         -------------

                   -------------          -------------         -------------

         (2)     ELECTION OF DIRECTORS

                 For all nominees listed below (except as indicated to the contrary)

                                  ----------------

                                  ----------------

                 WITHHOLD AUTHORITY
                 to vote for all nominees listed below

                                  ----------------

                                  ----------------


                 E. E. Runyan, Edward E. Runyan, Robert L. Marolda, Robert L. Hollis, Gary B. Gilliam, and Edward P. Bliss


                 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)



                 ---------------------------------------------------------

         (3) In their discretion, upon any other matter which may properly come before the meeting or any adjournment thereof.


         This Proxy will be voted in accordance with authority granted or withheld with respect to each item. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ITEM (1). IF AUTHORITY TO VOTE IS NOT WITHHELD ON ITEM
(2), THIS PROXY WILL BE VOTED "FOR" EACH NOMINEE SHOWN IN ITEM (2).

         This Proxy should be dated, signed by the Stockholder exactly as his name appears on this Proxy, and returned promptly in the enclosed envelope. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE, AND JOINT OWNERS SHOULD EACH SIGN.




Dated:                              1996.
      -----------------------------,



                                           Signed:



                                           -------------------------------------


                                           -------------------------------------


                                           PLEASE FURNISH RESIDENCE ADDRESS:



                                           -------------------------------------
                                           (number and street)


                                           -------------------------------------
                                           (city)         (state)          (zip)




To help us in our planning, please check here if you expect to attend the
meeting:        .  Number of people in your party:        .
        --------                                  --------


                 PROXIES MUST BE SIGNED AND DATED TO BE VALID





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